UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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Koppers Holdings Inc.

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Notice of 2016

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

April 5, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108 on Thursday, May 5, 2016, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect eight directors, to approve our amended and restated 2005 Long Term Incentive Plan, to hold an advisory vote on executive compensation and to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about

Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2015.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Leroy M. Ball, Jr.

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 5, 2016
Time:	10:00 a.m. Eastern Daylight Time
Place:	Pittsburgh Airport Marriott 777 Aten Road, Coraopolis, Pennsylvania 15108

Proposals:

1.	To elect eight members of our board of directors.
2.	To approve our amended and restated 2005 Long Term Incentive Plan.
3.	To approve an advisory resolution on our executive compensation.
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:

You can vote if you were a shareholder of record on March 22, 2016.

By Order of the Board of Directors

Steven R. Lacy
Senior Vice President, Administration,
General Counsel and Secretary

April 5, 2016

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 5, 2016

A complete copy of this proxy statement, proxy card and our annual report for the year ended December 31, 2015 are also available at www.proxydocs.com/KOP.

2016 PROXY SUMMARY

2016 Proxy Summary

This 2016 Proxy Summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider before voting, and we strongly encourage you to carefully read the entire proxy statement before voting.

General Information About This Annual Meeting

Date and Time:	Thursday, May 5, 2016 at 10:00 a.m. Eastern Daylight Time

Location:	Pittsburgh Airport Marriot, 777 Aten Road, Coraopolis, Pennsylvania 15108

Record Date:	March 22, 2016

Voting:	Shareholders as of the record date have one vote for each share held on the record date for each proposal.

Who can vote (page 60)

You are entitled to vote if you owned shares of our common stock at the close of business on the record date, March 22, 2016. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the internet on or about April 5, 2016.

How to cast your vote (page 60)

You may vote your shares by proxy or in person at the annual meeting. If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

Proposals to be Considered and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference
• Elect 8 members of the board of directors	FOR each director nominee	1
• Approve our amended and restated 2005 Long Term Incentive Plan	FOR	47
• Approve an advisory resolution on our executive compensation	FOR	58
• Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016	FOR	59

Board Nominees

Name	Age	Director Since	Independent	Committee Memberships
Cynthia A. Baldwin	71	2008	Yes	AC; SHE
Leroy M. Ball, Jr.	47	2015	No	SHE
Sharon Feng, Ph.D.	57	2009	Yes	NCG; SHE (Chair)
David M. Hillenbrand, Ph.D.	68	2004	Yes	SHE
Albert J. Neupaver	65	2009	Yes	AC; MDC; SRC (Chair)
Louis L. Testoni	66	2013	Yes	AC (Chair); NCG; SRC
Stephen R. Tritch	66	2009	Yes	AC; MDC (Chair); NCG; SRC
T. Michael Young	71	2006	Yes	AC; MDC; NCG (Chair); SRC

AC	Audit Committee
MDC	Management Development and Compensation Committee
NCG	Nominating and Corporate Governance Committee
SHE	Safety Health and Environmental Committee
SRC	Strategy and Risk Committee

2015 Performance Highlights

•	We began our transformation from being the global leader in carbon pitch production, focusing our future vision on the development and application of technologies to enhance wood.

•	As adjusted for compensation purposes, EPS was $1.51, which represented year-over-year growth of approximately 45%.

•	We achieved sales of $1.6 billion, which represented year-over-year sales growth of approximately 5%.

•	We reduced our debt by $115.7 million through the end of 2015, which was well within our targeted range of $100 to $125 million in debt repayment for the year.

2016 PROXY SUMMARY

•

Net sales for our Performance Chemicals (“PC”) business increased by $233.0 million from the prior year, due primarily to consolidation for a full 12 months in 2015 compared with a 4.5-month period in 2014, as well as from increased demand related to residential remodeling and existing home sales.

•

Net sales for our Railroad and Utility Products and Services (“RUPS”) business increased by $59.2 million, or 10% compared to the prior year, due primarily to strong demand and higher sales volumes for railroad crossties, combined with incremental sales from acquisitions.

•

We are restructuring our Carbon Materials and Chemicals (“CMC”) operating footprint to reduce our global number of coal tar distillation and related facilities from 11 to four by the end of 2016, as we transition production to Koppers-owned facilities in both the U.S. and Europe.

Executive Compensation Highlights

In awarding compensation to each of our named executive officers (“NEOs”) in 2015, our management development and compensation committee considered the company’s overall performance for the year, performance for the business units managed by the NEO, as applicable, and the individual performance of the NEO. The table below reflects, for each NEO, the total direct compensation awarded in 2015.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	Performance- Based RSUs	Stock Options	Time- Based RSUs	Total Direct Compensation
Leroy M. Ball, Jr.	$690,000	$549,000	$776,243	$480,532	$310,497	$2,806,272
Michael J. Zugay	$355,175	$166,740	$218,747	$135,413	$ 87,499	$ 963,574
Paul A. Goydan	$350,000	$875,000	$ —	$ —	$ —	$1,225,000
Steven R. Lacy	$393,150	$185,904	$290,467	$179,816	$116,173	$1,165,510
Thomas D. Loadman	$307,140	$170,497	$222,928	$138,003	$ 89,168	$ 927,736

Our Summary Compensation Table can be found on page 30. In accordance with SEC regulations, the Summary Compensation Table also reports amounts for Changes in Pension Value and Non-qualified Deferred Compensation and All Other Compensation.

Key Pay-for-Performance Features of Our Executive Compensation Program

•	Total compensation consists primarily of base salary, an annual cash incentive and long-term equity incentives.

•	Annual cash incentives are not paid unless a preset level of EPS is achieved. In 2015, threshold EPS of $1.08 was achieved, resulting in annual cash incentives to our NEOs.

•

Long-term incentives comprise a significant portion of executives’ total compensation package, with 50% of such awards consisting of performance-based restricted stock units (“RSUs”) with a three-year performance measurement period.

•	Performance-based RSUs awarded in 2013 were forfeited as the three-year cumulative value creation threshold was not achieved.

•	Executives receive only limited perquisites, all of which are for business-related purposes.

Corporate Governance Highlights

Majority Voting and Director Resignation Policy

Our board is subject to a majority voting requirement; any director not receiving a majority of votes cast (excluding abstentions) in an uncontested election must tender his or her resignation to the Board.

Declassified Board Structure	Our entire board is re-elected every year; we have no staggered elections.
Annual Board and Committee Self- Evaluations	Our board and committees engage in thorough self-evaluations on an annual basis.
No Poison Pill	The company currently does not have a poison pill in place.
Independent Board

Our board is comprised of all independent directors, other than Mr. Ball and Mr. Turner, and our non-management directors regularly meet in executive sessions. Mr. Turner will not stand for re-election to the Board.

Stock Ownership Guidelines for Directors and Executive Officers

We have adopted stock ownership guidelines for directors and executives that encourage a long-term perspective and ensure that the interests of directors and executives are closely aligned with shareholders.

Corporate Governance Guidelines	We have adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines are reviewed at least annually.
Strong Board Attendance	In 2015, we had cumulative director attendance of 99% at board and committee meetings.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

We are asking shareholders to elect the eight nominees named in this proxy statement to serve on the board of directors of Koppers Holdings Inc. (the “company,” “Koppers,” “we” or “us”) until the 2017 Annual Meeting of shareholders or until their successors have been duly elected and qualified. Walter W. Turner will not stand for re-election to the board. Following the annual meeting, the size of the board will be reduced to eight members.

Each nominee currently serves on our board of directors, has been nominated for election by our nominating and corporate governance committee and approved by our board. The board has nominated Cynthia A. Baldwin, Leroy M. Ball, Jr., Sharon Feng, David M. Hillenbrand, Albert J. Neupaver, Louis L. Testoni, Stephen R. Tritch and T. Michael Young for election.

Each nominee who is elected as a director will hold office for the length of their term or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. A director will not be eligible to stand for re-election as a director where he or she has reached the age of 74 before the date of election, unless the board approves an exception to this guideline, which the board has the authority to do on a case-by-case basis.

Vote Required

In any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected.

If any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the board of directors within ten days following certification of the election results. The nominating and corporate governance committee of the board of directors, or such other committee as the board may designate, will then recommend to the board whether to accept or reject such director’s resignation, or whether other action should be taken. The nominating and corporate governance committee may consider any factors it considers appropriate or relevant in considering whether to accept or reject a director’s resignation, or whether other action should be taken. The board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision within 120 days following the date of the certification of the election results. If the tendered resignation is accepted by the board, the board may fill the resulting vacancy or decrease the number of directors comprising the board in accordance with our bylaws.

Your proxy will be voted “FOR” the election of these nominees, unless you vote against, or abstain from voting for or against, one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

Director Qualifications

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition,

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directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such director or nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The board of directors recommends a vote “FOR” the election of all eight nominees.

Biographical Summaries of Nominees

NOMINEES

Cynthia A. Baldwin

Age 71

Director Since 2008

Justice Baldwin served as the Vice President and General Counsel of The Pennsylvania State University, a major public research university, from February 2010 to July 2012. An experienced board member, Justice Baldwin was Chair of the board of trustees of The Pennsylvania State University from 2004 to 2007, and a board member for 15 years before taking her position as Vice President and General Counsel. Justice Baldwin is an emerita trustee of both The Pennsylvania State University and Duquesne University. Justice Baldwin also serves as a director of Vibrant Pittsburgh, a non-profit organization dedicated to bringing a more diverse workforce to Pittsburgh. She is a director of the Junior Achievement Capital Campaign Committee and the co-chair of the Advisory Committee for the Duquesne University School of Law.

Justice Baldwin brings a wealth of knowledge and experience to the board from the legal field and public sector, having served as a partner at Duane Morris LLP, a large international law firm, from March 2008 to February 2010, as a former Pennsylvania Supreme Court Justice from 2006 to 2008, and as Judge on the Allegheny County Court of Common Pleas for 16 years. Prior to serving in the judiciary, Justice Baldwin practiced law in various areas, including real estate law and commercial litigation. Justice Baldwin’s experience gives her particular insight into assessing litigation risk.

Leroy M. Ball, Jr.

Age 47

Director Since 2015

Mr. Ball has served as President and Chief Executive Officer of the company and Koppers Inc., our wholly-owned subsidiary, since January 1, 2015. From August 2014 through December 2014, Mr. Ball served as Chief Operating Officer of the company and Koppers Inc. and from May 2014 until August 2014, Mr. Ball served as both Chief Operating Officer and Chief Financial Officer of the company and Koppers Inc. Mr. Ball served as Vice President and Chief Financial Officer of the company and Koppers Inc. from September 2010 to May 2014. Prior to joining Koppers, Mr. Ball was Senior Vice President and Chief Financial Officer of Calgon Carbon Inc., a provider of services, products and solutions for purifying water and air, since 2002. Mr. Ball has been a director of Koppers Inc. since May 2013.

Mr. Ball has significant leadership experience in global businesses and valuable financial expertise and experience. As the only current management representative on our board, Mr. Ball enhances board discussions by providing an insider’s perspective on the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

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Sharon Feng, Ph.D.

Age 57

Director Since 2009

Since September 2012, Dr. Feng has held the positions of Executive Director and Senior Associate Dean for Budget and Strategy of the University of Chicago’s Institute for Molecular Engineering, an interdisciplinary research institute and academic unit of a private research university. From February 2010 to August 2012, Dr. Feng served as the Vice President of Business Development of the Coatings, Adhesives and Specialties Division of Bayer MaterialScience LLC, a global supplier of specialty chemicals. Prior to that, Dr. Feng was the Vice President, Industrial and Environmental Affairs/Logistics Management of Lanxess Corporation, a global manufacturer of high-quality products for the chemical, synthetic rubber and plastics industries, from January 2009 through January 2010 and the Vice President, Technical Services/Industrial and Environmental Affairs of Lanxess Corporation from August 2006 through December 2008, with responsibility for that company’s risk management and regulatory compliance. From February 2005 to August 2006, Dr. Feng served as the Vice President of Business Development, Coatings and Adhesives, Asia Pacific Region for Bayer MaterialScience LLC and from January 2004 to January 2005, Dr. Feng was the Director of Polyurethane Research, North America, for Bayer MaterialScience LLC.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of operations in that region.

David M. Hillenbrand, Ph.D.

Age 68

Director Since 2004

Dr. Hillenbrand served as President and Chief Executive Officer of the Carnegie Museums of Pittsburgh, a non-profit organization, from July 2005 through February 2011 and from January 2013 to June 2014.

Dr. Hillenbrand has proven experience and leadership within the specialty chemicals industry, having served in a number of senior management positions during his 27-year career with Bayer AG, a global enterprise providing products and services in the fields of health care, nutrition, high-tech materials and specialty chemicals. Dr. Hillenbrand retired from his most recent position with Bayer AG in August 2003, where he was Executive Vice President and a member of the executive committee and Labor Director of Bayer Polymers. Dr. Hillenbrand had previously served as the President and Chief Executive Officer of Bayer AG’s Canadian operations for eight years.

Dr. Hillenbrand’s board experience also includes The Hillman Company and his service as a trustee of the Carnegie Museums of Pittsburgh.

Dr. Hillenbrand has a depth of experience with our industry and our company, having served as a director of Koppers Inc., our wholly-owned subsidiary, for 15 years and as a director of the company for over ten years. The board benefits from his intimate knowledge of our operations and corporate philosophy. Dr. Hillenbrand was born in Germany and holds a Ph.D. in Germanics, which, combined with his experience at Bayer AG, gives him an international perspective on the company’s operations and growth strategy.

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Albert J. Neupaver

Age 65

Director Since 2009

Mr. Neupaver has served as the Executive Chairman of Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry, since May 2014. From February 2006 until May 2014, Mr. Neupaver served as the President and Chief Executive Officer of Westinghouse Air Brake Technologies Corporation. His operational knowledge and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the President of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, from January 2009 to February 2013 and a director of Genesee & Wyoming Inc., a public company and owner/operator of short line and regional freight railroads, since October 2015. His other affiliations include service on the board of directors of the Carnegie Science Center and the board of trustees of the Carnegie Museums of Pittsburgh. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Louis L. Testoni

Age 66

Director Since 2013

Mr. Testoni has served as an executive in residence at the University of Pittsburgh Katz School of Business, a major public university, since September 2012, a member of the board of directors of ABARTA, Inc., a private holding company, since April 2011 and a member of the board of advisors of Henderson Brothers, Inc., a privately-held insurance agency, since December 2012. From September 2007 through June 2010, Mr. Testoni served as the Lake Erie Market Managing Partner of PricewaterhouseCoopers LLP, an international professional services firm.

Mr. Testoni’s board experience also includes his position as a member of the board of trustees of The Frick Art and Historical Center. Mr. Testoni also previously served as Chairman of the board of trustees of the Carnegie Library of Pittsburgh and as a director of the Three Rivers Chapter of the National Association of Corporate Directors, a non-profit membership group for corporate board members. In addition to his broad board experience, Mr. Testoni’s financial background offers the board a key perspective and depth on financial and accounting matters.

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Stephen R. Tritch

Age 66

Director Since 2009

Mr. Tritch served as the Chief Executive Officer of Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, from June 2002 to June 2008. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the Chairman of the board of Westinghouse Electric Company from June 2006 until his retirement in June 2010. He also served as Chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch served as a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services, from April 2009 to February 2013. His additional leadership roles include service as the Chairman of the board of trustees at the University of Pittsburgh and as a member of the board of trustees of the John Heinz History Center.

T. Michael Young

Age 71

Director Since 2006

Mr. Young is an executive officer of, and since July 2006 has been a Managing Partner of, The CapStreet Group, LLC, a private equity firm that invests in lower-tier middle market companies.

Mr. Young brings executive management experience and a strong financial background to our board. Mr. Young is a former Partner of Arthur Andersen LLP, formerly one of the largest international accountancy and professional services firms. He was also formerly the Chief Financial Officer of Weatherford International Inc., a public company and one of the largest global providers of mechanical solutions, technology applications, and services for oil and gas developments. Mr. Young was the President and Chief Executive Officer of Metal Supermarkets International, a leading global supplier of small quantity metals, from December 2002 to December 2005. Mr. Young also served as the Chief Executive Officer of a number of other companies including Hi-Lo Automotive, Inc., a supplier of automotive parts, which was acquired by O’Reilly Automotive, Inc., and Transportation Components, Inc., a distributor of replacement parts for commercial trucks and trailers.

Mr. Young also has extensive service as a member of several private and public company boards. He was the Chairman of the board of Metal Supermarkets International, a private company, from December 2005 through October 2007, a member of the board of directors of Emeritus Corporation, a public company and a national operator of assisted living residential communities from April 2004 to November 2008 and a member of the board of directors of Restoration Hardware, a public company and a specialty retailer of high quality home furnishings, hardware and related merchandise from March 2005 to June 2008. Mr. Young’s skills are particularly suited to helping us assess financial and operational risks and the strategic direction of the company.

Board Meetings and Committees

Board Meetings

Our corporate governance guidelines provide that our directors are expected to attend the meetings of the board, the board committees on which they serve and the annual meeting of shareholders. All directors then in office attended our 2015 annual meeting of shareholders.

During 2015, the board held eight meetings. Each incumbent director attended at least 75 percent of the aggregate number of meetings of our board and of the committees on which he or she sat, and the cumulative attendance at meetings of our board and committees of our board during 2015 was 99 percent.

Board Committees

Our board of directors currently has five standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, a safety, health and environmental committee and a strategy and risk committee. Descriptions of these committees are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Our common shares are listed on the New York Stock Exchange, or NYSE. We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on certain of our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

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Audit Committee	Members: Louis L. Testoni (Chair, Audit Committee Financial Expert), Cynthia A. Baldwin, Albert J. Neupaver, Stephen R. Tritch, T. Michael Young

All Members Independent 6 meetings in 2015

Responsibilities. The audit committee’s responsibilities include oversight of the integrity of our financial statements, the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and our independent auditor and oversight of our internal audit function. The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Overseeing the Integrity of our Financial Statements. The audit committee’s responsibilities include oversight of the integrity of our financial statements, which entails:

•    Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•    Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•    Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to any audit problems or difficulties and management’s response;

•    Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•    Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•    Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports.

Appointment and Supervision of the Independent Auditor. In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•    Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•    Reviewing all non-audit services proposed to be provided by the independent auditor;

•    Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•    Reviewing the qualifications and performance of the independent auditor and the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•    Reviewing and approving, as appropriate, the compensation of the independent auditor.

Receipt and Treatment of Complaints. The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Management Development and Compensation Committee	Members: Stephen R. Tritch (Chair), Albert J. Neupaver, T. Michael Young

All Members Independent 6 meetings in 2015

Responsibilities. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

Director and Executive Compensation. The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once every two years. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation and, based in part on recommendations from our chief executive officer, the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive and bonus compensation plans.

Administration of Incentive and Bonus Compensation Plans. The management development and compensation committee is charged with administering our cash-based and equity-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

Succession Planning. At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management.

Use of Advisers. The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. The committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors retained by the committee and may select a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, as required by NYSE rules.

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PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee	Members: T. Michael Young (Chair), Sharon Feng, Louis L. Testoni, Stephen R. Tritch

All Members Independent 4 meetings in 2015	Recommendations for Director Candidates. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates. The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management.

Oversight and Evaluation of the Board and Management. The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers).

Corporate Governance Matters. The committee is committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the committee developed and recommended to the board of directors a set of corporate governance guidelines. The committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, bylaws, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers at least once every two years. The committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

Safety, Health and Environmental Committee	Members: Sharon Feng (Chair), Cynthia A. Baldwin, Leroy M. Ball, Jr., David M. Hillenbrand, Walter W. Turner

4 meetings in 2015	Our safety, health and environmental committee is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

8    KOPPERS HOLDINGS INC. - 2016 Proxy Statement

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

Strategy and Risk Committee	Members: Albert J. Neupaver (Chair), Louis L. Testoni, Stephen R. Tritch, T. Michael Young

All Members Independent 6 meetings in 2015

Our strategy and risk committee was formed in September 2014. The committee’s responsibilities include, among other things:

•    Advising the board and management regarding long-range planning in the areas of transactions, financial matters, shareholder engagement, risk management and related matters;

•    Assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks;

•    Reviewing significant relationships with analysts, shareholders, financing sources and related parties;

•    Reviewing and advising the board and management regarding the company’s strategic planning process;

•    Staying abreast of activities of the company’s shareholders and other stakeholders;

•    Monitoring shareholder turnover;

•    Reviewing governance as it pertains to the company’s shareholder base; and

•    Preparing in advance in order to respond to engagement from the company’s shareholders.

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CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices,” which promote the long-term interests of shareholders and strengthen board and management accountability.

Our corporate governance guidelines address matters such as:

•	the selection and composition of the board;

•	board leadership;

•	board performance;

•	the board’s relationship to senior management;
•	meeting procedures;

•	committee matters;

•	leadership development; and

•	stock ownership guidelines for non-employee directors.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

For a director to be considered independent, our board must affirmatively determine that a director does not have a material relationship with the company. Our board has established its own guidelines for what constitutes independence for directors (which are included in our corporate governance guidelines) which conform to, or are more exacting than, the independence requirements of the NYSE. In making its independence determinations, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

Our Guidelines on Independence

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to help determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external auditor;

•	the director is a current employee of such internal or external auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the consolidated gross revenues of the company with which he or she is so associated;

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CORPORATE GOVERNANCE MATTERS

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization exceed the greater of $1.0 million or two percent of that organization’s consolidated gross revenues (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Our Board’s Independence Determinations

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Justice Baldwin, Dr. Feng, Dr. Hillenbrand, Mr. Neupaver, Mr. Testoni, Mr. Tritch, and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Ball and Mr. Turner are not independent.

Board Leadership Structure

Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders. Dr. Hillenbrand, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions.

Executive Sessions

Our non-management directors meet at regularly scheduled executive sessions without management. Our independent directors hold executive sessions without management or non-independent directors at least annually. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the independent Presiding Director. The independent Presiding Director presides over the executive sessions of the non-management and independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The independent Presiding Director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

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CORPORATE GOVERNANCE MATTERS

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees as follows:

Committee	Risk Oversight Responsibilities
Audit

•    Review with management and our independent auditor the company’s risk assessment and risk management practices and discuss policies with respect to risk assessment and risk management

•    Oversee the company’s risk policies and processes relating to financial statements, financial systems, financial reporting processes, compliance and auditing, as well as the guidelines, policies and processes for monitoring and mitigating such risks

Nominating and Corporate Governance	• Manage risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance
Management Development and Compensation	• Review risks associated with human capital, employee benefits and executive compensation
Safety, Health and Environmental	• Assess regulatory and compliance risks associated with the company’s safety, health and environmental performance
Strategy and Risk

•    Assess and provide oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the business of the company and the control processes with respect to such risks

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests. We intend to post on our website all disclosures that are required by law, the Form 8-K rules or the NYSE rules concerning any amendments to, or waivers from, any provision of our codes.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications unopened to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

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CORPORATE GOVERNANCE MATTERS

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. With respect to the 2017 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before December 6, 2016 in accordance with SEC Rule 14a-8.

Pursuant to our bylaws, in order to recommend a nominee for election at our annual meeting, a shareholder must provide advance notice of such nomination by no later than the later of (1) not less than 90 days nor more than 120 days prior to such annual meeting, or (2) if the meeting is to be held on a date other than the third Wednesday in April, the tenth day following the first public disclosure of the date of such meeting. In the case of a special meeting to elect directors, notice must be received no later than the tenth day following the earlier of the day on which notice was mailed or the first public disclosure of the date of such meeting. Any such notice must set forth: (1) the name, age, address and principal occupation of the nominee; (2) a representation that the notifying shareholder intends to appear in person or by proxy to nominate the nominee; (3) the class and number of shares beneficially owned by the nominee; (4) the number of shares to be voted by the notifying shareholder for the nominee; (5) a description of all arrangements between the notifying shareholder and the nominee and other persons pursuant to which the nomination is to be made; (6) all information about the nominee that would be required to be disclosed in a proxy statement (including a written consent to serving as director);

and (7) a written representation and agreement, (i) disclosing, and providing that if elected that he or she will disclose, any agreement with any person as to how such nominee will act or vote, (ii) disclosing, and providing that if elected that he or she will disclose, any other commitments that could interfere with his or her fiduciary duties, (iii) disclosing, and providing that if elected that he or she will disclose, any agreement with any person with respect to direct or indirect compensation or indemnification for services as director, and (iv) providing that if elected that he or she will comply with all applicable corporate governance, conflict of interest, stock ownership, trading, and other policies and guidelines.

As to the shareholder giving notice, and any person controlled by or controlling such shareholder and beneficial owners, such notice must set forth: (1) their name and address; (2) class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company; (3) a representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders; (4) whether hedging or other transactions have been made to mitigate a loss of such person; and (5) any other information relating to each party that would be required to be disclosed in a proxy statement.

All notices provided must be updated so that the information provided is true and correct as of the record date and as of the date that is ten business days prior to the meeting.

The company may also require any nominee to submit to background checks and an in-person interview and furnish such other information as reasonably required to determine the eligibility of the nominee to serve as an independent director or that could be material to the understanding of independence.

Under our bylaws, no nominations may now be made by shareholders for the 2016 annual meeting.

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CORPORATE GOVERNANCE MATTERS

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and reviewing our annual reports on Form 10-K and our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015, with management and with Ernst & Young LLP, our independent auditor for 2015. The audit committee has discussed with our independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB. The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2015 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in its charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

Louis L. Testoni (Chairman)	Stephen R. Tritch
Cynthia A. Baldwin	T. Michael Young
Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

Stephen R. Tritch (Chairman)

Albert J. Neupaver

T. Michael Young

14    KOPPERS HOLDINGS INC. - 2016 Proxy Statement

COMMON STOCK OWNERSHIP

Director, Director Nominee and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 22, 2016, by directors, director nominees, the NEOs, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Amount of Beneficially Owned Common Stock(1)		Percent of Class
Cynthia A. Baldwin	13,352		*
Sharon Feng	17,892		*
David M. Hillenbrand	16,740		*
Albert J. Neupaver	28,692		*
Louis L. Testoni	7,614		*
Stephen R. Tritch	21,892		*
Walter W. Turner	346,940		1.65%
T. Michael Young	26,892		*
Leroy M. Ball	81,706	(2)	*
Michael J. Zugay	17,755		*
Steven R. Lacy	86,905		*
Paul A. Goydan	—		*
Thomas D. Loadman	70,683		*
All Directors and Executive Officers as a Group (22 in total)	990,021	(2)	4.69%

*	Less than one percent

(1)

Includes the following amounts of common stock that the following individuals and the group have the right to acquire on or within 60 days after March 22, 2016 through the exercise of stock options or vesting of restricted stock units: Mr. Ball, 47,100; Mr. Zugay, 6,510; Mr. Lacy, 51,212; Mr. Loadman, 34,990; Mr. Turner, 158,103; for each non-employee director, 3,195; and all directors and executive officers as a group, 468,536.

(2)	Includes 15,500 shares that are pledged as security in a brokerage margin account.

Beneficial Owners of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 22, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	2,106,230	10.21%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,010,547	9.75%
SouthernSun Asset Management LLC(3) 6070 Poplar Avenue, Suite 300 Memphis, TN 38119	1,363,381	6.61%
RBC Global Asset Management (U.S.) Inc.(4) 50 South Sixth Street Suite 2350 Minneapolis, MN 55402	1,049,427	5.09%

(1)

According to the amended Schedule 13G filed February 10, 2016, The Vanguard Group, Inc. beneficially owns 2,106,230 shares of our common stock and has sole dispositive power over 2,062,880 shares, shared dispositive power over 43,350 shares and

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COMMON STOCK OWNERSHIP

sole voting power over 44,381 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 43,350 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,031 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.

(2)

According to the amended Schedule 13G filed January 26, 2016, BlackRock, Inc. beneficially owns 2,010,547 shares of our common stock and has sole dispositive power over such shares. Black Rock, Inc. has sole voting power over 1,957,381 shares.

(3)

According to the Schedule 13G filed February 12, 2016, SouthernSun Asset Management LLC beneficially owns 1,363,381 shares of our common stock and has sole dispositive power over such shares. SouthernSun Asset Management LLC has sole voting power over 1,292,126 shares.

(4)

According to the Schedule 13G filed February 10, 2016, RBC Global Asset Management (U.S.) Inc. beneficially owns 1,049,427 shares of our common stock and has shared dispositive power over such shares. RBC Global Asset Management (U.S.) Inc. has shared voting power over 935,339 shares.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary
Our Compensation Philosophy

Our management development and compensation committee (which we refer to as the committee) makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders by attracting and retaining executives who will be inspired to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies.

Our Pay Practices	What we do:	What we don’t do:
	✓ Directly link pay to performance	× No change in control tax gross-ups
	✓ Weight long-term incentives more heavily in favor of performance-based awards, as compared to our peer group	× No new participants in our Supplemental Executive Retirement Plans
	✓ Require compliance with stock ownership guidelines	× No stock options with exercise price below market
	✓ Engage an independent consultant	× No short sales of our stock

Our Performance

•    We began our transformation from being the global leader in carbon pitch production, focusing our future vision on the development and application of technologies to enhance wood.

•    As adjusted for compensation purposes, EPS was $1.51, which represented year-over-year growth of approximately 45%.

•    We achieved sales of $1.6 billion, which represented year-over-year sales growth of approximately 5%.

•    We reduced our debt by $115.7 through the end of 2015, which was well within our targeted range of $100 to $125 million in debt repayment for the year.

Compensation of our NEOs

•    Under our 2015 Cash Bonus Program, the threshold adjusted EPS performance level of $1.08 for 2015 was achieved. The committee exercised negative discretion in determining the annual cash incentives paid to our NEOs (except for Mr. Goydan, who did not participate in this program).

•    Long-term incentives represented, on average, 40% of our NEOs 2015 total direct compensation, 50% of which were in the form of performance-based awards. Performance-based RSUs granted in 2013 were forfeited as the relevant performance threshold was not met.

•    Mr. Goydan, who retired on December 31, 2015, was awarded an annual cash incentive based upon his contributions to our Performance Chemicals business and leadership through our integration of Osmose, Inc.

•    Base salaries for certain NEOs were increased by up to 4.5% in order to bring base salaries closer to market median.

Our Named Executive Officers	This Compensation Discussion and Analysis describes the compensation of the following NEOs:
	Name	Title
	Leroy M. Ball, Jr.	President and Chief Executive Officer
	Michael J. Zugay	Chief Financial Officer
	Paul A. Goydan	Senior Vice President, Performance Chemicals
	Steven R. Lacy	Senior Vice President, Administration, General Counsel and Secretary
	Thomas D. Loadman	Senior Vice President, Railroad Products and Services

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

•

Pay for Performance — A significant portion of the total compensation of our NEOs should be based on performance and at risk. We will pay our NEOs higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.
•

Pay Competitively — We believe that total compensation for our NEOs should generally approximate the market median at target performance. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue, and complexity. Our peer group for 2015 is listed below in the section called “Companies Used for Defining Competitive Compensation.”

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EXECUTIVE COMPENSATION

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.
•	Engage — We want to incentivize our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Components of Compensation Program

The compensation objectives for our NEOs are achieved through the following mix of components of target direct compensation for our CEO and other NEOs, respectively, which are discussed in more detail later in this Compensation Discussion and Analysis.

•

Base Salary — Recognizes different levels of responsibility within the company and serves as the basis for establishing target payouts for annual cash incentives and long-term equity incentives. Base salaries achieve our objectives to attract and retain our executives.

•

Annual Cash Incentive — Variable annual cash awards, based upon EPS and EBITDA performance. Annual cash incentives serve to enhance our business growth and profitability by linking executive pay to corporate performance. Annual cash incentives achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

•

Long-Term Equity Incentives — Comprised of performance-based RSUs, stock options and time-based RSUs. Long-term equity incentives focus executives on the achievement of long-term corporate goals and strengthen the retention value of our compensation program. Long-term equity incentives also achieve our objectives of attracting, retaining, and engaging our executives and aligning our executives’ financial interests with those of our shareholders.

In addition to the components outlined above, our compensation program also provides our executives with retirement benefits and certain business-related perquisites. While we do not consider these benefits key components of our compensation program, they do assist in achieving our compensation objectives of attracting and retaining talented executives.

2015 Say-on-Pay Vote

We received strong support for our executive compensation program in the annual “say on pay” vote with approximately 96% approval at the 2015 annual meeting. The committee believes these results reflect our shareholders’ affirmation of our executive compensation program. Nevertheless, the committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the company and its stakeholders.

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EXECUTIVE COMPENSATION

Our Compensation-Setting Process

Through the course of our compensation-setting process:

•	The independent members of our board make CEO compensation decisions, based on the recommendation of the committee;

•	The independent members of the board make compensation decisions regarding the other NEOs, based on the recommendation of the committee and the CEO; and

•	The committee is advised by an independent compensation consultant.

As in prior years, the fiscal year 2015 compensation decisions for our executive officers were made in three steps.

Steps	When
1. Design Program – Program for year is approved (including targeted levels of annual and long-term pay, fixed and incentive compensation, and any base salary adjustment)	Beginning of fiscal year

2.  Establish Range of Compensation Opportunities – Incentive compensation opportunities are set based on individual goals and corporate performance. Minimum, target, and maximum performance levels and payouts are established for incentive awards, including the adjusted diluted EPS threshold under our Cash Bonus Program.

Beginning of fiscal year
3. Review Performance – Performance is reviewed, incentive pool amounts are approved which leads to decisions about annual cash incentive awards.	End of fiscal year

The committee may use its judgment to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the NEOs, with the exception of annual cash incentives under our 2015 Cash Bonus Program, where the committee may only award annual cash incentives if the level of 2015 adjusted diluted EPS meets or exceeds the threshold specified in the program, and may only reduce the maximum annual cash incentives specified under the program. The committee believes that it is in the best interest of the company and its shareholders that the committee have sufficient latitude to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Compensation Program Modifications for 2015

The committee approved the following changes to our compensation program in early 2015:

•	In order to move base salaries closer to market median, based on market data provided by the committee’s independent consultant, base salary increases of up to 4.5% were approved for certain NEOs.

•

In order to more closely align our compensation program with those of our peers, time-based RSUs and stock options granted in 2015 will vest in annual installments of 25 percent over four years. The number of performance-based RSUs that will actually vest based on grants made in 2015 will range from 50 percent of target if threshold cumulative value creation performance is achieved up to 200 percent of target if maximum cumulative value creation performance is achieved.

•

The committee approved a new annual cash incentive plan for 2015—the Koppers Annual Incentive Plan, which we refer to as the annual incentive plan. Under the annual incentive plan, 80% of a participant’s incentive opportunity is based on company and, if applicable, business unit performance goals, while the remaining 20% is based solely on individual goals. The company and business unit performance goals are based on the earnings before interest, taxes, depreciation and amortization (or “EBITDA”) at either the consolidated company level or a combination of the consolidated company level and applicable business unit level. The committee selected EBITDA as a performance measure because it believes that it is the best single metric to measure both profit and cash generation, which are key components to creating shareholder value.

Overview of 2015 Operating Performance and Summary of Annual Cash Incentive Determinations

Our 2015 results reflected the headwinds we sustained with lower oil prices and a stronger U.S. dollar continuing to challenge our global businesses. Despite these challenges, we achieved the following operational milestones in 2015:

•

We began our transformation from being the global leader in carbon pitch production, with a vision to be recognized as the standard bearer for safely delivering customer focused solutions primarily through the development and application of technologies to enhance wood.

•

We established our mission of Zero Harm in order to create safe and environmentally responsible solutions that solve our customers’ most important challenges and result in superior performance for shareholders.

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EXECUTIVE COMPENSATION

•	As adjusted for compensation purposes, EPS was $1.51, which represented year-over-year growth of approximately 45%.

•	We achieved sales of $1.6 billion, which represented year-over-year sales growth of approximately 5%.

•	We reduced our debt by $115.7 million through the end of 2015, which was well within our targeted range of $100 to $125 million in debt repayment for the year.

•

Our PC net sales increased by $233.0 million from the prior year, due primarily to consolidation for a full 12 months in 2015 compared with a 4.5-month period in 2014, as well as from increased demand related to residential remodeling and existing home sales.

•

Our RUPS net sales for 2015 increased by $59.2 million, or 10% compared to the prior year, due primarily to strong demand and higher sales volumes for railroad crossties, combined with incremental sales from acquisitions.

•

We continued the restructuring of our CMC operating footprint to reduce our global number of coal tar distillation and related facilities from 11 to four by the end of 2016, as we transition production to Koppers-owned facilities in both the U.S. and Europe.

•	We successfully completed the acquisition of the creosote sales and distribution business of KMG Chemicals, Inc.
•	We sold our non-core North American utility pole and concrete tie businesses.

•

We negotiated a restructuring of the supply agreement between Koppers (Jiangsu) Carbon Chemical Company Limited, our Chinese joint venture, and C-Chem (Jiangsu) Needle Coke Co., Ltd in exchange for $30 million.

As a result of our financial performance in 2015, the EPS performance threshold of $1.08 under our 2015 Cash Bonus Program was met and annual cash incentives were paid to Messrs. Ball, Zugay, Lacy and Loadman.

Mr. Goydan, who retired on December 31, 2015, was awarded an annual cash incentive for 2015 based on the 2015 performance of the PC business and his vital contributions to integration of that business.

Overview of 2015 NEO Compensation. Our 2015 NEO compensation includes both short- and long-term incentives established using financial and operational metrics and individual goals. In addition to base salary, this structure, shown graphically below, includes an annual cash incentive and long-term equity incentives, comprised of performance-based RSUs, stock options and time-based RSUs.

For our CEO, Mr. Ball, 75 percent of the target compensation is pay-at-risk, which is determined based upon financial and individual goals. For our other NEOs, excluding Mr. Goydan, on average 68 percent of the target compensation is pay-at-risk based upon financial and individual goals.

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EXECUTIVE COMPENSATION

For 2015, actual incentive compensation awarded was more heavily weighted towards long-term incentives primarily due to the fact that certain short-term EBITDA performance goals for 2015 were not achieved. The following represents the total direct compensation to our NEOs for 2015.

			Long-Term Incentive
NEO	Base Salary	Annual Cash Incentive	Performance - Based RSUs	Stock Options	Time - Based RSUs	Total Direct Compensation
Leroy M. Ball, Jr.	$690,000	$549,000	$776,243	$480,532	$310,497	$2,806,272
Michael J. Zugay	$355,175	$166,740	$218,747	$135,413	$ 87,499	$ 963,574
Paul A. Goydan	$350,000	$875,000	$ —	$ —	$ —	$1,225,000
Steven R. Lacy	$393,150	$185,904	$290,467	$179,816	$116,173	$1,165,510
Thomas D. Loadman	$307,140	$170,497	$222,928	$138,003	$ 89,168	$ 927,736

Our Summary Compensation Table can be found on page 30. In accordance with SEC regulations, the Summary Compensation Table also reports amounts for Changes in Pension Value and Non-qualified Deferred Compensation and All Other Compensation.

Mr. Goydan’s total direct compensation does not include a long-term incentive component. Rather, in keeping with his historical compensation arrangements with Osmose, Inc., his total direct compensation is limited to his base salary and annual cash incentive.

2015 Compensation Decisions and Performance

Base Salary. As part of setting pay mix and structure for 2015, the committee evaluated NEO base salaries. Annual salary increases are neither automatic nor guaranteed, but determined by the committee after taking into consideration each NEO’s position with the company, their respective responsibilities and experience and peer company information for similar positions. Based on this evaluation, the following NEOs received base salary increases in 2015. The committee elected to leave Mr. Ball’s and Mr. Goydan’s base salary rate unchanged for 2015. All increases were effective April 1, 2015 and approved by the committee.

NEO	Base Salary as of January 1, 2015	Base Salary as of April 1, 2015	Percentage Increase
Mr. Zugay	$350,000	$356,900	2.0%
Mr. Lacy	$387,300	$395,100	2.1%
Mr. Loadman	$297,000	$310,440	4.5%

Annual Cash Incentives.

2015 Cash Bonus Program. Our shareholder-approved amended and restated 2005 long term incentive plan (the “LTIP”) authorizes the committee to grant, among other things described below, annual cash incentive awards for participants designated by the committee at the beginning of the program year. We call this our 2015 Cash Bonus Program. Our 2015 Cash Bonus Program is intended to ensure that amounts paid to participating NEOs are tax deductible by the company.

In early 2015, the committee designated Messrs. Ball, Zugay, Lacy and Loadman as participants in the 2015 Cash Bonus Program and set the performance objective for 2015 at $1.08 of adjusted diluted EPS of the company’s common stock, which the committee believed was the minimum performance level at which any annual cash incentive would be warranted.

The committee also determined the following maximum annual cash incentive for each participant in the event that the performance objective was obtained:

Participant	Maximum Annual Cash Incentive
Mr. Ball	$1,500,000
Mr. Zugay	$1,000,000
Mr. Lacy	$1,000,000
Mr. Loadman	$1,000,000

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EXECUTIVE COMPENSATION

For 2015, we achieved adjusted diluted EPS of $1.51, which satisfied the EPS performance objective under the 2015 Cash Bonus Program. EPS as measured under the plan was adjusted by the committee in its discretion to account for certain extraordinary items, including goodwill impairment, plant closure costs, CMC restructuring costs, deferred tax valuation allowances and gains on sales of businesses. After determining that the EPS performance objective was met, the committee exercised its negative discretion to set the 2015 annual cash incentives at levels that were less than the specified maximum amounts. The committee does not have the discretion to increase the amount of any annual cash incentive to be paid under the

2015 Cash Bonus Program above the maximum annual cash incentive.

In exercising their negative discretion to determine the annual cash incentive payouts under the 2015 Cash Bonus Program, the committee was informed by reference to the following factors:

•	each participant’s target total annual cash incentive, which is 100% of salary for Mr. Ball and 60% of salary for Messrs. Zugay, Lacy and Loadman;

•	the company’s and, as applicable, individual business units’ performance in relation to EBITDA targets contained in the annual incentive plan described below; and

•	the participant’s individual performance.

Taken together, the committee’s consideration of these factors can be expressed as follows:

DETERMINED BY REFERENCE TO OUR ANNUAL INCENTIVE PLAN

Annual Incentive Plan. In early 2015, the committee approved and the board ratified our annual incentive plan, which served as the company’s main annual incentive plan for salaried employees. Our annual incentive plan has an objective component and a subjective component, with 80% of a participant’s incentive opportunity based on objective company level and, if applicable, business unit level EBITDA performance goals, and the remaining 20% based on subjective individual performance goals.

The objective performance goals are based on EBITDA at either the consolidated company level or a combination of the consolidated company level and applicable business unit level. Actual EBITDA performance goals were measured against targeted levels established at the beginning of 2015. For 2015, as provided by the annual incentive plan, EBITDA as measured under the plan was adjusted by the committee in its discretion to account for certain extraordinary items, including goodwill impairment, plant closure costs, CMC restructuring costs and gains on sales of businesses. Subjective individual performance goals are set for each participant at the beginning of each year. Individual performance is then reviewed and rated against these goals at the end of the relevant fiscal year.

Objective Component. Eighty percent of the funding of incentive pools under the annual incentive plan depends on the level of achievement toward the pre-established EBITDA performance goals at the company and business unit levels. For each incentive pool, the level of funding ranges based on EBITDA performance as follows:

EBITDA Performance Level	Pool Funding
Maximum — 120% of Target	150%
Target — 100%	100%
Threshold — 80% of Target	50%

Actual financial results achieved in between the threshold and target and target and maximum levels of performance are interpolated in determining the amounts of the funded pools. If the threshold EBITDA level is not achieved, then 80% of the pool does not fund at all. The remaining 20% of each incentive pool under the annual incentive plan is funded based on individual performance as measured against pre-set individual goals.

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EXECUTIVE COMPENSATION

Different EBITDA goals may apply to each NEO depending upon their position and responsibilities. The objective portion of the annual cash incentives for Messrs. Ball, Zugay and Lacy, who are all corporate employees, was determined 100% by reference to EBITDA performance for the company as a whole. The objective portion of Mr. Loadman’s annual cash incentive was determined by reference to EBITDA performance for the company as a whole and for the RUPS business unit, which Mr. Loadman leads, in a 50%-50% weighting.

The 2015 threshold, target, maximum and actual EBITDA performance levels for the company as a whole are set forth below along with the percentage of target performance and payout represented by such level.

EBITDA (Company)	Performance	% of Target	% of Payout
Maximum	$196,890,000	120%	150%
Target	$164,075,000	100%	100%
Actual	$147,438,000	90%	75%
Threshold	$131,260,000	80%	50%

For 2015, the company achieved adjusted EBITDA performance of $147.4 million. Therefore, the objective component of the annual incentive plan based on company-level performance achieved 90% of target EBITDA performance, which corresponded to a 75% payout level.

The objective component of Mr. Loadman’s annual cash incentive was determined in equal measure (i.e., 50%-50%) by reference to both company-level EBITDA performance and the EBITDA performance of our RPS business unit, which Mr. Loadman leads. The threshold, target, maximum and actual EBITDA levels for the RUPS business unit are set forth below along with the percentage of target performance and payout represented by such level.

EBITDA (RPS Business Unit)	Performance	% of Target	% of Payout
Maximum	$87,006,000	120%	150%
Actual	$75,787,000	105%	114%
Target	$72,505,000	100%	100%
Threshold	$58,004,000	80%	50%

For 2015, the RUPS business unit achieved adjusted EBITDA performance of $75.8 million. Therefore, for Mr. Loadman, 50% of the objective component of the annual incentive plan achieved 105% of target EBITDA performance, which corresponded to a 114% payout level.

Subjective Component. Twenty percent of the funding of incentive pools under the annual incentive plan depends on the level of each individual participant’s achievement toward their respective individual performance goals. In early 2015, the committee approved the individual performance goals for our CEO and our CEO recommended, and the committee approved, the performance goals for each respective NEO. The evaluation of NEO performance against these specific goals, together with any other subjective factors the committee considers relevant, and corporate/business unit objective performance give the committee a comprehensive perspective when determining individual NEO annual cash incentives.

In early 2016, the committee evaluated 2015 performance for our CEO and each NEO, in each case considering performance against pre-established goals and other individual factors as detailed below, in determining the amount of annual cash incentive attributable to subjective individual goals.

Leroy M. Ball, Jr.

Awarded 98% for his subjective individual performance based on the following factors:

•	Established the company’s vision for a Zero Harm workplace

•	Led efforts to aggressively reduce debt by $115.7 million

•	Directed a rigorous strategic planning effort that resulted in a shift towards wood treatment technology markets

•	Completed the integration of Performance Chemicals and Railroad Structures businesses while maintaining strong market share and improved profitability

•	Implemented a massive restructuring plan for the Carbon Materials and Chemicals business segment that will reduce operating facilities from 11 to four over a three year period

Michael J. Zugay

Awarded 97% for his subjective individual performance based on the following factors:

•	Directed a working capital reduction plan to support the company’s aggressive cash generation and debt reduction targets

•	Assumed increased responsibilities with oversight of the corporate procurement function

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EXECUTIVE COMPENSATION

•	Played a key role in the strategic planning process that resulted in a shift towards wood treatment technology markets

•

Led several key components of the Performance Chemicals and Railroad Structures integration including the North American ERP system implementation and global Sarbanes-Oxley key control identification and testing

Steven R. Lacy

Awarded 100% for his subjective individual performance based on the following factors:

•	Was instrumental in the development of the Zero Harm initiative that included oversight of the process to receive the American Chemistry Council’s Responsible Care certification

•	Played a key role in the strategic planning process that resulted in a shift towards wood treatment technology markets

•	Led all legal aspects of one acquisition and two divestitures in 2015

•	Supervised the successful transition to a new global Human Resources Information System

•	Served as a key advisor for several critical transactions that were either completed or contemplated in 2015

Thomas D. Loadman

Awarded 100% for his subjective individual performance based on the following factors:

•	Led the Railroad and Utility Products and Services segment to a record year in safety, sales and profitability for 2015

•	Completed two long-term contract extensions with critical customers, securing significant volumes into 2021

•	Played a key role in the strategic planning process that resulted in a shift towards wood treatment technology markets
•	Directed the sales process for two successful divestitures

•	Supervised several key components of the Railroad Structures integration while maintaining strong market share and profitability

Determination of Mr. Goydan’s Annual Cash Incentive. Mr. Goydan became our senior vice president, performance chemicals, effective upon the completion of our acquisition of Osmose, Inc. on August 15, 2014. Pursuant to his pre-existing compensation agreements, which we assumed with the acquisition, in prior years, Mr. Goydan was entitled to a target bonus based on certain performance criteria established for the wood preservation business under an individual bonus plan. While no such individual bonus plan was established for Mr. Goydan in 2015, Mr. Goydan’s 2015 annual cash incentive was determined in a substantially similar manner and was based upon consideration of the following accomplishments by Mr. Goydan:

•	Played a key role in the strategic planning process that resulted in a shift towards wood treatment technology markets

•	Provided pivotal support in development of the company’s Zero Harm initiative

•	Directed several key components of the Performance Chemicals integration while maintaining strong market share and improved profitability

•	Managed the agreed-upon succession plan for the senior leadership of Performance Chemicals while transitioning towards retirement

Based upon these considerations, our CEO recommended, and the committee approved, an annual cash incentive for Mr. Goydan in the amount of $875,000.

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Long-Term Equity Incentives. Under our LTIP, in 2015, each NEO, except Mr. Goydan, received his long-term incentive award in three primary forms: performance-based RSUs (50%), which measure our performance over a three-year period, stock options (30%) and time-based RSUs (20%), which vest in annual installments of 25% over four years. In keeping with his historical compensation arrangements with Osmose, Inc., Mr. Goydan did not receive a long-term incentive award. The table below summarizes the material terms and conditions of the 2015 and 2016 long-term incentive awards.

	Performance-Based RSUs	Stock Options	Time-Based RSUs
Who receives an award?	All NEOs (except Mr. Goydan)	All NEOs (except Mr. Goydan)	All NEOs (except Mr. Goydan)
What objective does the award serve?	Performance-based RSUs align shareholder and management interests by focusing management on long-term operating performance and/or relative stock price appreciation.	Stock options align shareholder and management interests by providing a reward based solely on stock price appreciation.	Time-based RSUs help to retain participants (some of whom are currently eligible for retirement), as well as to attract the next generation of our senior management.
When do the awards vest?	Performance is measured over three years. Performance-based RSUs will vest, if at all, if the relevant threshold performance level is met at the end of the three-year performance period.	Vest in equal annual installments over four years.	Vest in equal annual installments over four years.

How do we measure performance for the Performance-Based RSUs?

•    For 2015 awards, performance is measured based on company value creation[1] over the performance period. The 2015 performance-based RSUs will vest, if at all, on March 3, 2018 provided the participant continues in service until that date and based on a range of cumulative value creation achieved over the performance period set forth in the following table:

Value Creation	Performance	% of Target Performance	% of Units to Vest
Maximum	$100,080,000	120%	200%
Target	$83,400,000	100%	100%
Threshold	$66,720,000	80%	50%

•    For 2016 awards, performance is based upon the company’s total shareholder return (“TSR”) relative to the S&P Small Cap 600 Materials Index over the 2016-2018 period. The 2016 performance-based RSUs will vest, if at all, on March 1, 2019 provided that the participant continues in service until that date and based on a range of relative TSR achieved over the performance period set forth in the following table:

Relative TSR	Performance	% of Units to Vest
Outstanding	≥ 80th percentile	200%
	70th percentile	150%
Target	50th percentile	100%
	35th percentile	50%
Threshold	≤25th percentile	0%

If the company’s TSR is negative during the performance period, then the percentage of units to vest will be capped at 100% of target.

For both the 2015 and 2016 grants, actual results achieved in between levels of performance are interpolated in determining the percentage of units to vest.

We grant equity awards to executives on an annual basis using a grant date that occurs in the first quarter of each year following the release of the prior year’s earnings. We also periodically grant equity awards in connection with certain management events, such as the hiring or promotion of an executive or the achievement by an executive of extraordinary personal performance objectives. Each equity award granted to our executives has a grant date that was on or after the date on which the committee approved the award. It is possible that the committee may possess material nonpublic information when it approves awards. However, awards are granted only at certain times of the year or in connection with certain management events, and the committee does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

[1]

Value creation, which is not a financial measure defined under generally accepted accounting principles, is the amount of our earnings before interest and taxes, adjusted by the committee in accordance with the LTIP to account for certain extraordinary items, that exceeds a pre-defined level of return on invested capital.

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EXECUTIVE COMPENSATION

Once the total dollar value of the awards is determined for each NEO, the actual number of performance-based RSUs, stock options and time-based RSUs is determined as follows: 50 percent of the total dollar value is allocated to the performance-based RSU portion of the award, 30 percent of the total dollar value is allocated to the stock option portion of the award and 20 percent of the total dollar value is allocated to the time-based RSU portion of the award. The committee then uses the closing price of our common stock on the NYSE on the grant date to determine the number of performance-based and time-based RSUs awarded. To determine the number of stock options awarded, the committee divides the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which is determined in accordance with the Black-Scholes valuation method by an independent valuation consultant.

The granting of a combination of stock options and time-based and performance-based RSUs falls within the range of peer group practices and has a strong performance orientation. Our long-term incentive mix is more heavily weighted towards performance-based incentive awards than peer group average practice: our long-term mix for our NEOs as noted above was 50 percent performance-based awards, 30 percent stock options and 20 percent time-based RSUs, as compared to our peer group average of 47 percent performance-based awards, 23 percent stock options and 30 percent time-based RSUs.

Forfeiture of the 2013-2015 Performance-Based Restricted Stock Units. On December 31, 2015, the three-year performance period ended for the performance-based RSUs awarded in 2013. The cumulative value creation threshold for these awards was $219.2 million over the three-year period. The actual cumulative value creation certified by the committee for the three-year period was $60.5 million, which meant that the threshold was not met. Therefore, none of the performance-based RSUs awarded in 2013 vested.

Retirement Benefits. Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 60 percent of pay, subject to applicable limits for 401(k) plans. We match 50 percent of salaried employee contributions up to six percent. In addition, we maintain two non-qualified excess defined benefit plans for certain U.S. highly-paid employees, which are described on page 37 below. Effective December 31, 2006, we made significant changes in our retirement benefits for our U.S. employees by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees and certain highly-paid U.S. employees, respectively, participate. No new salaried participants have been permitted in these plans after December 31, 2006, and no further benefits have accrued for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the NEOs (except for Mr. Goydan), in our defined contribution plan under U.S. tax law. Beginning in 2009, we amended our defined contribution plan and our benefit restoration plan to remove the automatic employer non-elective contribution feature. Instead, we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Employer discretionary contributions have not yet been made for 2015, however, we have assumed such discretionary contributions will be paid for 2015 and the corresponding amounts are included in the tables below.

Perquisites and Other Benefits. We provide a limited number of perquisites and other benefits to certain of our NEOs, which include club dues, parking and executive physicals. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the “All Other Compensation” column of the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 30.

Our NEOs also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Certain of our NEOs are also eligible for a post-retirement survivor benefit under our Survivor Benefit Plan. This plan is described in further detail in the “Survivor Benefit Plan” section on page 37 below.

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Changes for our 2016 Executive Compensation Program

The committee determined in early 2016 that the following changes will be made for our 2016 executive compensation program:

•

Under our 2016 annual incentive plan, 100% of participants’ incentive opportunity will be based on company, and if applicable, business unit EBITDA performance versus in 2015, where 80% of participants’ incentive opportunity was based on corporate/business unit EBITDA performance and 20% was based on individual performance.

•

Performance-based RSUs granted in 2016 will vest, if at all, based upon the company’s TSR relative to the S&P Small Cap 600 Materials Index. Performance-based RSUs granted in prior years vested based upon a value creation metric.

•	Starting in 2016, the committee has the discretion to provide for the payment of vested RSUs in cash, rather than shares.

Compensation Policies and Practices

Compensation and Risk. The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s and the individual’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term operating performance, as well as stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Role of Consultants. In accordance with its authority to retain advisors, in early 2015 the committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as outside consultants to advise the committee with respect to 2015 compensation design decisions. In early 2016, the committee engaged Meridian Compensation Partners, LLC (“Meridian”) as outside consultants to advise the committee with respect to 2016 compensation design decisions.

Neither FW Cook nor Meridian advise our management, or receive any other compensation from us. In their respective roles as independent advisor to the committee, both FW Cook and Meridian provided advice to the committee from time to time on various executive compensation matters including conducting an annual competitive compensation analysis, which FW Cook prepared for the committee in early 2015 and Meridian prepared for the committee in early 2016.

In compliance with the SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, both FW Cook and Meridian provided the committee with a completed questionnaire addressing each of the six independence factors enumerated in the SEC requirements. Their responses affirm the independence of FW Cook, Meridian and the partners, consultants, and employees who service the committee on executive compensation matters and governance issues.

Companies Used for Defining Competitive Compensation. As stated above, one of our compensation program principles is to target the compensation of our NEOs within a range of the market median of our peer companies, which were selected based on comparability in terms of industry, revenue and complexity. For 2015, based on FW Cook’s recommendation, the committee selected the following peer group:

A. Schulman, Inc.	The Greenbrier Companies, Inc.	Olin Corporation	Trinity Industries, Inc.
Axiall Corporation	H.B. Fuller Company	OM Group, Inc.	Tronox
Cabot Corporation	L. B. Foster Company	OMNOVA Solutions Inc.	Universal Forest Products, Inc.
Cytec Industries	Louisiana-Pacific Corporation	Quaker Chemical Corporation	Westinghouse Air Brake Technologies Inc.
Ferro Corporation	Minerals Technologies Inc.	Stepan Company

The factors considered in selecting the peer group early in 2015 included industry, revenue, net income, total assets, number of employees and market capitalization. In terms of size, our revenue, total assets and net income are between the 25th percentile and median of our peer group and our market capitalization and number of employees are below the 25th percentile of our peer group.

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EXECUTIVE COMPENSATION

The committee uses information relating to the peer group to determine what forms of compensation are common among our peers and to determine whether the amounts of each component of compensation and the total amount of compensation approximate market median. Through its competitive assessment in early 2015, FW Cook determined that the aggregate target total direct compensation for our NEOs fell within the median range of both peer group and survey data, with base salary and target annual incentive opportunities between the 25th percentile to median of market practice, and long-term incentive opportunities between the median to 75th percentile of market practice.

Stock Ownership Requirements for Our Named Executive Officers. The committee and our board of directors have approved stock ownership requirements for selected members of the management team, including all of the NEOs. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Our Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate senior management’s commitment to and confidence in the company’s long-term prospects;

•	align senior management’s interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our senior management.

Our stock ownership requirements require our elected officers to accumulate a specified number of shares expressed as the value of stock ownership as a percentage of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually until the ownership requirement is achieved. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from exercising stock options, the vesting of time-based RSUs and performance-based RSUs.

Position		Ownership Requirement Multiple of Base Salary
Chief Executive Officer	(Mr. Ball)	5x
Senior Vice President	(Messrs. Lacy, Goydan and Loadman)	3x
Chief Financial Officer	(Mr. Zugay)	3x

Shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested time-based RSUs, unvested performance-based RSUs and unexercised stock options do not count toward meeting the stock ownership requirements for our executives.

Each NEO currently complies with the 75 percent retention ratio.

Policy on Derivative Transactions and Restrictions on Hedging Transactions. Our policy is that our employees, officers and directors are prohibited from trading in options, warrants, puts, and calls of our common stock; short sales of our common stock are also prohibited. Any other hedging transactions contemplated by our employees, officers and directors with respect to our common stock require advance approval by our corporate secretary. Our corporate secretary has never received a request to approve a hedging transaction.

Contracts. We use contractual arrangements where appropriate to assist in recruitment and retention of our NEOs. We have entered into employment agreements with Mr. Lacy and Mr. Goydan as well as a key-employee non-competition agreement with Mr. Goydan. We have also entered into separate change in control agreements with Mr. Ball, Mr. Zugay and Mr. Loadman. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 38 below.

Tax Considerations. Cash compensation, such as base salary or annual cash incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee generally tries to preserve the deductibility of compensation paid to the NEOs when appropriate; for example, our stock option awards and performance-based RSU awards will generally qualify for the performance-based exemption and would therefore be deductible. The committee nevertheless may authorize other compensation that might not be deductible if it believes doing so is in the best interests of the company or its stakeholders; for example time-based RSUs.

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EXECUTIVE COMPENSATION

Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code. For 2015, approximately $219,000 of compensation expense was non-deductible.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related footnotes describe the total compensation earned for services rendered during fiscal years 2015, 2014 and 2013 by our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)(6)		Total
Leroy M. Ball	2015	$690,000	$—	$1,086,740	$480,532	$549,000	$ 185	$100,398	(7)	$2,906,855
Chief Executive Officer	2014	391,800	—	516,683	139,888	—	203	19,512		1,068,086
	2013	367,800	—	306,033	131,172	—	146	32,888		838,039
Michael J. Zugay(1)	2015	$355,175	$—	$306,246	$135,413	$166,740	$ —	$ 28,643	(8)	$992,217
Chief Financial Officer	2014	130,556	12,600	—	—	—	—	3,917		147,073
Paul A. Goydan(2)	2015	$350,000	$875,000	$—	$—	$ —	$ —	$ 26,796	(9)	$1,251,796
Senior Vice President,	2014	156,154	—	—	—	869,361	—	3,694		1,029,209
Performance Chemicals, Koppers Inc.
Steven R. Lacy	2015	$393,150	$—	$406,640	$179,816	$185,904	$ 579	$ 60,581	(10)	$1,226,670
Senior Vice President,	2014	384,300	—	518,010	140,453	—	94,572	76,517		1,213,852
Administration, General Counsel and Secretary	2013	372,075	—	317,066	135,890	—	630	47,145		872,806
Thomas D. Loadman	2015	$307,140	$—	$312,096	$138,003	$170,497	$ 865	$ 60,278	(11)	$988,879
Senior Vice President,	2014	295,080	—	252,500	108,010	—	439,096	78,685		1,173,371
Railroad Products and Services, Koppers Inc.	2013	286,149	—	243,946	104,544	129,107	1,000	60,959		825,705

(1)	Mr. Zugay assumed the responsibilities of Chief Financial Officer on August 18, 2014.

(2)	Mr. Goydan was not a NEO in 2013.

(3)

The amounts shown in these columns represent the aggregate grant date fair value of time-based RSUs and stock options granted to our NEOs computed in accordance with FASB ASC Topic 718 and the value of performance-based RSUs granted to our NEOs based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based RSUs assuming the highest level of performance conditions is $1,552,485 for Mr. Ball, $437,493 for Mr. Zugay, $580,934 for Mr. Lacy and $445,856 for Mr. Loadman. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2015 and December 31, 2014 and in note 6 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013.

(4)

The amount disclosed in this column represents (i) the aggregate change in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. The increase or decrease, as applicable, in the present value of accumulated benefit for each NEO for 2015, 2014 and 2013, respectively, was as follows: Mr. Lacy: negative $10,165, $93,937 and negative $26,200 and Mr. Loadman: negative $190,175, $438,148 and negative $91,136. Negative amounts are not reflected in the amounts disclosed above. The remainder of the amount reported in this column for each NEO for 2015, 2014 and 2013, respectively, represents the above-market interest on deferred compensation.

(5)

The full amount of “all other compensation” disclosed for Mr. Lacy and Mr. Loadman includes an amount based on accrued accounts attributed to their respective benefits pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The amounts included with respect to each NEO’s benefit pursuant to the Survivor Benefit Plan is as follows: $20,698 for Mr. Lacy and $15,122 for Mr. Loadman. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes.

(6)

The full amount of “all other compensation” disclosed for each NEO, except Mr. Goydan, includes an assumed amount for employer discretionary contributions made under our Benefit Restoration Plan and our 401(k). The full amount of “all other compensation” disclosed for Mr. Goydan includes an assumed amount for employer discretionary contributions made under our 401(k). Actual employer discretionary contributions have not yet been made for 2015, however, for purposes of this table, we have assumed that such discretionary contributions will be paid for 2015 in accordance with past practice. The assumed amounts included for employer discretionary contributions with respect to each NEO are as follows: $7,950 for Mr. Ball, $7,950 for Mr. Zugay, $13,250 for Mr. Lacy, $13,250 for Mr. Goydan and $23,850 for Mr. Loadman.

(7)

The full amount of “all other compensation” disclosed for Mr. Ball in 2015 ($100,398) includes perquisites and other personal benefits consisting of club dues in the amount of $68,926 and parking and defined contribution plan contributions for 2015 in the amount of $20,222.

(8)

The full amount of “all other compensation” disclosed for Mr. Zugay in 2015 ($28,643) includes perquisites and other personal benefits consisting of club dues and defined contribution plan contributions for 2015 in the amount of $10,730.

(9)

The full amount of “all other compensation” disclosed for Mr. Goydan in 2015 ($26,796) consists of perquisites and other personal benefits relating to club dues and qualified defined contribution plan contributions for 2015 in the amount of $4,288.

(10)

The full amount of “all other compensation” disclosed for Mr. Lacy in 2015 ($60,581) includes perquisites and other personal benefits consisting of club dues, an executive physical and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above and defined contribution plan contributions for 2015 in the amount of $13,725.

(11)

The full amount of “all other compensation” disclosed for Mr. Loadman in 2015 ($60,278) includes perquisites and other personal benefits consisting of club dues, an executive physical and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above and defined contribution plan contributions for 2015 in the amount of $11,197.

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2015 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to Messrs. Ball, Zugay, Lacy and Loadman for performance during 2015 under our 2015 Cash Bonus Program, as suggested by our annual incentive plan, and the annual cash incentive paid to Mr. Goydan for his 2015 performance. The table below also reflects performance-based RSUs, time-based RSUs and stock options granted to each NEO during 2015 under our LTIP. The actual amounts paid to each NEO are included in the “Summary Compensation Table” above.

	Form of Award (1)	Grant Date	Date Management Development and Compensation Committee Took Action to Grant Award	Estimated Potential 2015 Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leroy M. Ball	Annual Cash Incentive			345,000	690,000	1,035,000
	Performance-based RSUs	3/3/2015	2/24/2015				22,090	44,180	88,360				$776,243
	Time-based RSUs	3/3/2015	2/24/2015							17,672			310,497
	Stock Options	3/3/2015	2/24/2015								92,410	$17.57	480,532
Michael J. Zugay	Annual Cash Incentive			105,000	210,000	315,000
	Performance-based RSUs	3/3/2015	2/24/2015				6,225	12,450	2,490				$218,747
	Time-based RSUs	3/3/2015	2/24/2015							4,980			87,499
	Stock Options	3/3/2015	2/24/2015								26,041	$17.57	135,413
Paul A. Goydan	Annual Cash Incentive (6)			—	875,000	—
Steven R. Lacy	Annual Cash Incentive			116,190	232,380	348,570
	Performance-based RSUs	3/3/2015	2/24/2015				8,266	16,532	33,064				$290,467
	Time-based RSUs	3/3/2015	2/24/2015							6,612			116,173
	Stock Options	3/3/2015	2/24/2015								34,580	$17.57	179,816
Thomas D. Loadman	Annual Cash Incentive			89,172	178,344	267,516
	Performance-based RSUs	3/3/2015	2/24/2015				6,344	12,688	25,376				$222,928
	Time-based RSUs	3/3/2015	2/24/2015							5,075			89,168
	Stock Options	3/3/2015	2/24/2015								26,539	$17.57	138,003

(1)

The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis — 2015 Compensation” section under the heading “Annual Cash Incentives” and “Long-Term Equity Incentives.”

(2)

Except with respect to Mr. Goydan, whose annual cash incentive is further described in footnote 6 below, the amounts shown in these columns represent the threshold, target and maximum payouts in 2015 expressed as a percentage of each NEO’s salary as of January 1, 2015. For Mr. Ball, the target payout was 100% of salary. For every other NEO, except Mr. Goydan, the target payout was 60% of salary. Threshold performance would yield a payout of 50% of target and maximum performance would yield a payout of 150% of target. With respect to the 2015 Cash Bonus Program, in which all NEOs were participants except for Mr. Goydan, the committee had no discretion to make any annual cash incentive awards unless 2015 adjusted diluted earnings per share was at least $1.08. Also, under such program, the committee had no discretion to increase the annual cash incentive awarded to the participating NEOs above the maximum amount of $1.5 million, in the case of Mr. Ball, and $1.0 million, in the case of Messrs. Zugay, Lacy and Loadman. The EPS performance objective under the 2015 Cash Bonus Program was achieved for 2015. Amounts paid to each NEO, except Mr. Goydan, under the 2015 Cash Bonus Program, as suggested by reference to our annual incentive plan, are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

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EXECUTIVE COMPENSATION

(3)

Unvested time-based RSUs and performance-based RSUs granted under our LTIP are entitled to dividends at the same rate as those paid, if at all, to holders of our common stock which are converted annually into additional time-based RSUs or performance-based RSUs, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will vest in annual installments over four years and have a maximum term of 10 years.

(5)

The amounts shown in this column represent the aggregate grant date fair value of time-based RSUs and stock options granted to our NEOs in 2015 computed in accordance with FASB ASC Topic 718 and the value of performance-based RSUs granted to our NEOs in 2015 based upon the probable outcome of the performance conditions as of the grant date.

(6)	There were no threshold or maximum levels with respect to Mr. Goydan’s annual cash incentive.

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Outstanding Equity Awards at Fiscal Year-End 2015

The table below provides information concerning unvested RSUs and unexercised options held by each NEO at December 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able (1)(#)	Number of Securities Underlying Unexercised Options Unexercis- able (2)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(6) ($)
Leroy M. Ball
	9/1/2010	2,500		$20.00	8/31/2020
	2/22/2011	6,100		40.26	2/21/2021
	2/21/2012	7,807		38.21	2/21/2022
	2/19/2013		7,591	42.76	2/19/2023
	2/18/2014		9,167	37.93	2/18/2024
	3/3/2015		92,410	17.57	3/3/2025
						25,718	$469,354	27,899	$509,157
Michael J. Zugay
	3/3/2015		26,041	$17.57	3/3/2025
						4,980	$90,885	6,225	$113,606
Steven R. Lacy
	5/8/2007	6,900		$29.97	5/7/2017
	2/25/2008	5,814		39.99	2/24/2018
	2/22/2010	7,078		28.10	2/21/2020
	2/22/2011	6,584		40.26	2/21/2021
	2/21/2012	8,327		38.21	2/21/2022
	2/19/2013		7,864	42.76	2/19/2023
	2/18/2014		9,204	37.93	2/18/2024
	3/3/2015		34,580	17.57	3/3/2025
						14,745	$269,096	14,183	$258,840
Thomas D. Loadman
	5/8/2007	3,900		$29.97	5/7/2017
	2/25/2008	3,091		39.99	2/24/2018
	2/22/2010	3,751		28.10	2/21/2020
	2/22/2011	5,132		40.26	2/21/2021
	2/21/2012	6,432		38.21	2/21/2022
	2/19/2013		6,050	42.76	2/19/2023
	2/18/2014		7,078	37.93	2/18/2024
	3/3/2015		26,539	17.57	3/3/2025
						8,716	$159,067	10,896	$198,852

(1)	The vesting dates for outstanding exercisable options are as follows:

Option Grant Date	Vesting Date
5/8/2007	5/8/2010
2/25/2008	2/25/2011
2/22/2010	2/20/2013
9/1/2010	9/1/2013
2/22/2011	2/22/2014
2/21/2012	2/21/2015

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EXECUTIVE COMPENSATION

(2)

Options granted on February 19, 2013 and February 18, 2014 will fully vest on the third anniversary of the grant date. Options granted on March 3, 2015 will vest in annual installments of 25% over four years beginning on March 3, 2016.

(3)

The amounts shown in this column reflect the aggregate number of unvested time-based RSUs awarded in 2013, 2014 and 2015, and related dividend equivalent units. The time-based RSUs and related dividend equivalent units are scheduled to vest either on the third anniversary of the date of grant or in annual installments of 25% over four years beginning on February 18, 2015, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	2/19/2013	2,134	2/19/2016
	2/18/2014	1,700	2/18/2016
	2/18/2014	1,700	2/18/2017
	2/18/2014	2,512	2/18/2017
	3/3/2015	4,418	3/3/2016
	3/3/2015	4,418	3/3/2017
	3/3/2015	4,418	3/3/2018
	3/3/2015	4,418	3/3/2019
Michael J. Zugay	3/3/2015	1,245	3/3/2016
	3/3/2015	1,245	3/3/2017
	3/3/2015	1,245	3/3/2018
	3/3/2015	1,245	3/3/2019
Steven R. Lacy	2/19/2013	2,211	2/19/2016
	2/18/2014	1,700	2/18/2016
	2/18/2014	1,700	2/18/2017
	2/18/2014	2,522	2/18/2017
	3/3/2015	1,653	3/3/2016
	3/3/2015	1,653	3/3/2017
	3/3/2015	1,653	3/3/2018
	3/3/2015	1,653	3/3/2019
Thomas D. Loadman	2/19/2013	1,701	2/19/2016
	2/18/2014	1,940	2/18/2017
	3/3/2015	1,268	3/3/2016
	3/3/2015	1,269	3/3/2017
	3/3/2015	1,269	3/3/2018
	3/3/2015	1,269	3/3/2019

(4)

The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $18.25 per share on December 31, 2015, the last trading day in 2015.

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(5)

The amounts shown in this column reflect the aggregate minimum number of unvested performance-based RSUs awarded in 2013, 2014 and 2015, and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2013, 2014 and 2015 awards. The actual number may be more depending on the company’s performance during the applicable three-year performance period. All performance-based RSUs and related dividend equivalent units are scheduled to vest, if at all, upon the achievement of a cumulative value creation threshold of $219.2 million over the three-year performance period ending December 31, 2016 (for 2013 awards), $125.6 million over the three-year performance period ending December 31, 2017 (for 2014 awards) and $66.7 million over the three-year performance period ending December 31, 2017 (for 2015 awards), as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Leroy M. Ball	2/19/2013	2,668	2/19/2016
	2/18/2014	3,141	2/18/2017
	3/3/2015	22,090	3/3/2018
Michael J. Zugay	3/3/2015	6,225	3/3/2018
Steven R. Lacy	2/19/2013	2,764	2/19/2016
	2/18/2014	3,153	2/18/2017
	3/3/2015	8,266	3/3/2018
Thomas D. Loadman	2/19/2013	2,127	2/19/2016
	2/18/2014	2,425	2/18/2017
	3/3/2015	6,344	3/3/2018

The actual cumulative value creation certified by the committee with respect to the 2013 awards was $60.5 million and, therefore, none of the performance-based RSUs awarded in 2013 vested.

(6)

The amounts shown in this column reflect the minimum aggregate payout value of unvested performance-based RSUs awarded in 2013, 2014 and 2015 and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2013, 2014 and 2015 awards. The actual number may be more depending on the company’s performance during the applicable three-year performance period.

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EXECUTIVE COMPENSATION

2015 Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of a portion of RSUs held by the NEOs during 2015. None of the NEOs exercised any stock options during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Leroy M. Ball	4,050	$81,907
Steven R. Lacy	4,205	$84,947
Thomas D. Loadman	1,923	$37,710

(1)

The amounts in this column represent the number of shares acquired upon the vesting of time-based RSUs on February 18, 2015 and February 21, 2015 multiplied by $21.06 and $19.61, respectively, which was the closing stock price on the last business day before the respective vesting dates. Amounts included do not deduct any taxes paid by the NEOs in connection with the vesting of the RSUs.

2015 Pension Benefits

The table below sets forth information as of December 31, 2015, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our NEOs received any payments during 2015 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Steven R. Lacy	Retirement Plan for Koppers Inc.	5.50	$ 154,835
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.50	89,435
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50	126,659
			$ 370,929
Thomas D. Loadman	Retirement Plan for Koppers Inc.	27.58	$ 816,762
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	27.58	275,416
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	27.58	1,032,560
			$2,124,738

Pension Plan

Mr. Lacy and Mr. Loadman are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

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Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including Mr. Lacy and Mr. Loadman. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including Mr. Lacy and Mr. Loadman. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

Mr. Lacy is currently eligible for early retirement under our salaried plan and SERP I with reduced benefits and under SERP II with unreduced benefits. Mr. Loadman is currently eligible for early retirement under our salaried plan, SERP I and SERP II, with unreduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 10 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We continue to match contributions by U.S. salaried employees, including our NEOs, at an amount equal to 50 percent of the first six percent of compensation contributed by the employee.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including Mr. Lacy and Mr. Loadman. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will not be entitled to benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to add any new participants in the future.

2015 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2015, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified. The Benefit Restoration Plan is described in further detail below.

Name	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(2)(4)
Leroy M. Ball	$12,750	$947	$36,841
Steven R. Lacy	6,408	2,961	81,766
Thomas D. Loadman	3,793	4,422	116,327

(1)	The amounts shown in this column are reported as compensation in 2015 in the Summary Compensation Table.

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EXECUTIVE COMPENSATION

(2)

The amounts disclosed in these columns includes an assumed amount for employer discretionary contributions made under our Benefit Restoration Plan. Actual employer discretionary contributions have not yet been made for 2015, however, for purposes of this table, we have assumed that such discretionary contributions will be paid for 2015 in accordance with past practice. The assumed amounts included for employer discretionary contributions are as follows: $12,750 for Mr. Ball, $6,408 for Mr. Lacy and $3,793 for Mr. Loadman.

(3)	The following amounts reported in this column are reported as compensation in 2015 in the Summary Compensation Table: $185 for Mr. Ball, $579 for Mr. Lacy and $865 for Mr. Loadman.

(4)

The following amounts reported in this column were reported as compensation in the Summary Compensation Table for previous years: $21,819 for Mr. Ball, $62,808 for Mr. Lacy and $93,056 for Mr. Loadman.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our NEOs other than Mr. Goydan, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and (b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by the committee based, primarily, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2015 was 4.09 percent. Benefits will typically be paid upon a separation from service in five equal annual installments.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each NEO (except Mr. Goydan) in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities. Mr. Goydan retired effective December 31, 2015 and the information below relates to what Mr. Goydan is entitled to receive as a result of his retirement.

Employment Agreements

We currently have an employment agreement with Mr. Lacy. We had an employment agreement with Mr. Goydan, who retired on December 31, 2015. The following discussion summarizes these agreements.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for additional one-year periods unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of April 5, 2016, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and

•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•

a lump sum payment equal to two times the sum of his base salary plus one half of the amounts awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control;

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EXECUTIVE COMPENSATION

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. Lacy as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Paul A. Goydan. Mr. Goydan agreed to an employment letter agreement with Osmose, Inc. (now known as Koppers Performance Chemicals Inc.) in March 2012, which we assumed in connection with our acquisition of Osmose, Inc. The agreement, as amended, provided that Mr. Goydan would serve as President of Koppers Performance Chemicals Inc. The agreement established an initial base salary, subject to annual review, and addressed additional compensation matters.

Mr. Goydan also agreed to a key employee non-competition agreement with Osmose Holdings, Inc. in November 2006, which we also assumed. Pursuant to the non-competition agreement, Mr. Goydan is entitled to $460,000 upon his retirement, which is deemed to commence upon any of the following: (i) attainment of age 65 and retirement, (ii) in the event Mr. Goydan becomes permanently disabled for any reason prior to age 65, retirement is at age 65 or upon the earlier death of Mr. Goydan, or (iii) death. The payout under Mr. Goydan’s key employee non-competition agreement is payable over ten years in equal, annual installments.

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EXECUTIVE COMPENSATION

Change in Control Agreements

We entered into amended and restated change in control agreements with Mr. Ball and Mr. Loadman on May 6, 2013. We entered into a change in control agreement with Mr. Zugay on August 18, 2014.

These agreements have one-year evergreen terms running from September 1 to August 31 of each year in the case of Mr. Ball, from June 1 to May 31 of each year in the case of Mr. Loadman, and from August 18 to August 17 of each year in the case of Mr. Zugay, provided that we preserve the right, in our discretion, to terminate the change in control agreement by providing notice of termination at least 90 days prior to the expiration of the then current term.

The change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End 2015” table, certain NEOs hold unvested time-based RSUs, performance-based RSUs and stock options under the LTIP. If the employment of any of the NEOs is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested time-based RSUs, performance-based RSUs and stock options; the executive will not forfeit any time-based RSUs, performance-based RSUs and stock options already vested.

If the employment of any of the NEOs, is terminated for retirement, death or permanent disability, vesting of time-based RSUs, performance-based RSUs and stock options will be as follows:

Type of Award	Vesting
Performance-Based RSUs

Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive will vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had he/she continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Time-Based RSUs and Stock Options

Immediate Pro-Rata Vesting. For awards granted in 2015 and 2016, immediate vesting in the number of RSUs or stock options in which the executive would have been vested at the time of the executive’s termination had the RSUs or stock options vested in a series of 48 successive equal monthly installments over the duration of the four-year vesting schedule in the award. For awards granted before 2015, immediate vesting in the number of RSUs or stock options in which the executive would have been vested at the time of the executive’s termination had the RSUs or stock options vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award

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EXECUTIVE COMPENSATION

In the event of a change in control, awards to the NEOs may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested time-based RSUs, performance-based RSUs and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested time-based RSUs, performance-based RSUs and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, the NEO will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a NEO:

•	The amounts shown in the table assume that each NEO was terminated on December 31, 2015, and include the estimate of any additional amounts that would be paid to the NEO on the occurrence of the termination event. The actual amounts that would be paid to a NEO can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	A NEO is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change in control in the table include the amount a NEO is entitled to receive under the LTIP if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to performance-based RSUs represent the value of these awards assuming achievement of target performance goals.

Named Executive Officer	Death	Qualifying Termination Following a Change in Control	Without Cause
Leroy M. Ball
Bonus	$549,000	$—	$—
Cash severance	—	1,380,000	—
Equity vesting	575,534	1,550,507	—
Health and welfare	—	24,907	—
	$1,124,534	$2,955,414	$—
Michael J. Zugay
Bonus	$166,740	$6,300	$—
Cash severance	—	713,800	—
Equity vesting	86,425	335,806	—
Health and welfare	—	33,228	—
	$253,165	$1,089,134	$—
Steven R. Lacy
Bonus	$185,904	$—	$—
Cash severance	—	790,200	790,200	(1)
Equity vesting	388,733	810,327	—
Health and welfare	—	35,754	30,822	(1)
	$574,637	$1,636,281	$1,006,926
Thomas D. Loadman
Bonus	$170,497	$—	$—
Cash severance	—	620,880	—
Equity vesting	269,237	574,819	—
Life insurance	—	29,005	—
	$439,734	$1,224,704	$—

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EXECUTIVE COMPENSATION

(1)	Represents the incremental amount above the amount generally available to all salaried employees in the U.S.

In addition to the above amounts, Mr. Lacy and Mr. Loadman would also be entitled to a post-retirement survivor benefit under our Survivor Benefit Plan, as described on page 37.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors, which was revised in mid-2015. The table below summarizes our director compensation program as in effect from January 1, 2015 through August 5,

2015 and from August 6, 2015 through December 31, 2015. The 2015 director compensation paid was pro-rated for the aforementioned periods to reflect the mid-year changes to the director compensation program.

Director Compensation Program	January 1, 2015 through August 5, 2015	August 6, 2015 through December 31, 2015
Annual Cash Retainer for Non-Management Directors	$60,000	$70,000
Supplemental Annual Cash Retainer for Non-Executive Chairman	$50,000	$80,000
Supplemental Annual Cash Retainer for Committee Chair (except Audit Committee)	$10,000	$10,000
Supplemental Annual Cash Retainer for Audit Committee Chair	$15,000	$15,000
Annual Equity Award of RSUs	$85,000	$95,000
Supplemental committee meeting attendance fee[1]	$1,000	$1,000
Supplemental committee meeting attendance fee[1]	$1,000	$1,000

(1)	For meetings in excess of six per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

The annual equity award is issued to incumbent directors upon the date of our annual meeting. The annual equity award is issued to new non-employee directors upon the date that they are first elected to the board and is prorated for new non-employee directors serving less than twelve months. The actual number of RSUs to be granted to each non-employee director is determined on the grant date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the grant date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the grant date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her RSUs, the number of outstanding RSUs held by the director is prorated to reflect the director’s actual service since the grant date for such units and the director will receive, on the date of termination of service, shares reflecting such prorata amount.

2015 Director Compensation Table

The table below provides information concerning the compensation of our directors for 2015.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Total
David M. Hillenbrand	$128,781	(3)	$84,987	$213,768
Cynthia A. Baldwin	66,328		$84,987	$151,315
Sharon Feng	76,328	(4)	$84,987	$161,315
Albert J. Neupaver	79,836	(5)	$84,987	$164,823
Louis L. Testoni	76,066	(6)	$84,987	$161,053
Stephen R. Tritch	76,328	(7)	$84,987	$161,315
Walter W. Turner	66,328		$84,987	$151,315
T. Michael Young	78,082	(8)	$84,987	$163,069

(1)

Each director received a total amount of $64,328 for their 2015 annual cash retainer, representing $30,000 and $34,328 for the January-August and August-December prorata portions of the retainer, respectively. Each director also received $2,000 in supplemental meeting fees.

(2)

On May 13, 2015, each non-management member of the board of directors was granted 3,195 RSUs. The amounts in this column relating to the May 13, 2015 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $26.60 per share, the closing stock price on May 13, 2015. These award grant date fair

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EXECUTIVE COMPENSATION

values have been determined using the assumptions underlying the valuation of equity awards set forth in note 8 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, each non-management director, except Mr. Turner, owned 3,195 unvested RSUs. As of December 31, 2015, Mr. Turner owned 35,267 unvested RSUs.

(3)	Dr. Hillenbrand received an additional $62,453 for serving as chairman of the board.

(4)	Dr. Feng received an additional $10,000 for serving as chair of the safety, health and environmental committee.

(5)

Mr. Neupaver received an additional $10,000 for serving as chair of the strategy and risk committee and an additional $3,508 for serving as chair of the management development and compensation committee from January 1, 2015 through May 7, 2015.

(6)	Mr. Testoni received an additional $9,738 for serving as chair of the audit committee from May 7, 2015 through December 31, 2015.

(7)

Mr. Tritch received an additional $6,492 for serving as chair of the management development and compensation committee from May 7, 2015 through December 31, 2015 and an additional $3,508 for serving as chair of the nominating and corporate governance committee from January 1, 2015 through May 7, 2015.

(8)

Mr. Young received an additional $6,492 for serving as chair of the nominating and corporate governance committee from May 7, 2015 through December 31, 2015 and an additional $5,262 for serving as chair of the audit committee from January 1, 2015 through May 7, 2015.

Stock Ownership Guidelines for Our Non-Employee Directors

The committee and our board of directors have approved stock ownership guidelines for non-employee directors as part of our corporate governance guidelines. The stock ownership guidelines were designed to achieve the following objectives:

•	demonstrate the commitment of non-employee directors to and confidence in the company’s long-term prospects;

•	establish commonality of interest through direct ownership of company stock, encouraging a partner-like environment with non-employee directors and shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock by our non-employee directors.

Our corporate governance guidelines provide that each non-employee director shall strive to accumulate a specified number of company shares.

The suggested stock ownership level for non-employee directors is five times the annual cash retainer payable to the non-employee director. The suggested stock ownership level is converted into a number of shares that is recalculated annually until the suggested ownership level is achieved. Until the stock ownership level is achieved, it is suggested that non-employee directors retain 75 percent of the net profit shares (i.e., excluding shares used for the payment of taxes) received from the vesting of time-based restricted stock and RSUs.

Shares owned outright by the non-employee director and/or their spouses, shares held in a personal individual retirement account or rollover individual retirement account and unvested restricted stock or RSUs count toward meeting the guidelines.

Seven of our non-employee directors have achieved compliance with the suggested ownership level and the other non-employee director continues to comply with the 75 percent retention ratio.

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TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $10 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $25 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before December 1, 2009, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

Our reportable related party transaction described below falls within one of these exceptions.

Related Party Transaction in 2015

Former Chief Executive Officer’s Purchase of Company Bonds

On December 1, 2009, Mr. Turner, our director and former president and chief executive officer, purchased $500,000 of Koppers Inc.’s 7.875% Senior Notes due 2019 (the “Senior Notes”) at the offering price of 98.311 percent, or $491,555. The largest aggregate amount of principal outstanding during 2015 was $500,000 and the amount outstanding as of April 5, 2016 was $500,000. No amount of the principal was paid during 2015 and the amount of interest paid during 2015 was $39,375. The Senior Notes will mature on December 1, 2019 and will bear interest at a rate of 7.875 percent per annum, payable semi-annually on December 1 and June 1 of each year, beginning on June 1, 2010. Additional interest began accruing from December 1, 2010. Mr. Turner purchased the Senior Notes on the same terms and conditions as purchasers for the remainder of the $295.0 million of Senior Notes.

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AUDITORS

The audit committee of the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

Representatives of KPMG LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2015 and 2014, we retained Ernst & Young LLP to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit-related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2015	2014
Audit fees(1)	$2,796	$3,061
Audit-related fees(2)	22	274
Tax fees(3)	49	67
All other fees	—	—
	$2,867	$3,402

(1)

Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audits of internal control over financial reporting and statutory audits.

(2)	Fees related to assistance with international accounting matters.

(3)	Fees related to services for international tax advice, tax compliance, and assistance with other international tax matters.

Our audit committee has adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting. The chairman has authority to approve fees and costs of generally pre-approved services in amounts up to $100,000 per project, not to exceed an annual aggregate of $500,000. Any proposed services exceeding such levels require specific pre-approval by the audit committee.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by Ernst & Young in 2015 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

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AUDITORS

Change in Independent Registered Public Accounting Firm

In early 2016, the audit committee conducted a comprehensive, competitive process to determine our independent registered public accounting firm for the 2016 fiscal year. As a result of this process, effective March 23, 2016, the audit committee approved the engagement of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2016 fiscal year and dismissed Ernst & Young LLP (“EY”) from that role.

EY’s reports on the company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of EY on the effectiveness of internal control over financial reporting as of December 31, 2015 and December 31, 2014 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of EY on the effectiveness of internal control over financial reporting as of December 31, 2014 did not include the internal controls of Osmose, Inc. and Osmose Railroad Services, Inc. acquired from Osmose Holdings, Inc. (together “the Osmose Entities”) in the assessment as of December 31, 2014, because the Osmose Entities were acquired by the company in an acquisition during fiscal 2014 and were not included in management’s report on internal control over financial reporting.

During the fiscal years ended December 31, 2015 and December 31, 2014 and the subsequent interim period through March 23, 2016, there were no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period.

During the fiscal years ended December 31, 2015 and December 31, 2014 and the subsequent interim period through March 23, 2016 there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K except as discussed below. We disclosed a material weakness in the company’s internal control over financial reporting, in our Quarterly Report on Form 10-Q for the period ended September 30, 2014 (the “Third Quarter 2014 10-Q”). The company’s management concluded that as of September 30, 2014 the company’s disclosure controls and procedures were not effective at the reasonable assurance level as the company did not maintain effective controls over the accounting for its income tax provision for interim periods. This was described in Part I, Item 4 of the Third Quarter 2014 10-Q, which description is incorporated herein by reference. Management remediated the material weakness prior to filing our Quarterly Report on Form 10-Q for the three months ended March 31, 2015. The audit committee has discussed the subject matter of this material weakness with EY and has authorized EY to respond fully to the inquiries of any successor accountant concerning this material weakness.

We provided EY with a copy of the above disclosures and requested that EY furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of EY’s letter dated March 29, 2016 is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 29, 2016.

During the fiscal years ended December 31, 2015 and December 31, 2014, and the subsequent interim period through March 23, 2016, neither the company nor anyone on its behalf has consulted with KPMG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements and neither a written report nor oral advice was provided to the company that KPMG concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

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PROXY ITEM 2 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED 2005 LONG TERM INCENTIVE PLAN

We are proposing to amend and restate our amended and restated 2005 long term incentive plan (as amended and restated, the “LTIP”), which governs the award and payment of cash and equity awards to our employees (including executive officers), independent consultants and non-employee directors. On March 24, 2016 our board of directors approved the LTIP, subject to shareholder approval at the 2016 annual meeting. The primary purpose for the amendment and restatement and the request for shareholder approval at this time is to increase the number of shares available for grant under the LTIP as well as to add a minimum vesting requirement for awards of options and stock appreciation rights, eliminate certain liberal share recycling procedures, eliminate certain single trigger change in control vesting provisions and to ensure that certain future payments made under the LTIP will continue to qualify as “performance-based” compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), as described below. Our board of directors also approved a few miscellaneous modifications to the LTIP, as described below.

The following is a summary of the material features of the LTIP. This summary is qualified in its entirety by reference to the complete text of the LTIP, which is attached as Appendix A to this proxy statement. To the extent the description below differs from the text of the LTIP, the text of the LTIP shall control.

Discussion of the Purpose of this Proposal

Increase in Authorized Shares Available under the LTIP

The principal reason for submitting this proposal to our shareholders at the 2016 annual meeting is to increase the number of shares available for grant under the LTIP, which will enable the company to continue to grant awards to deserving individuals and remain competitive with its industry peers. Notably, if we do not increase the share reserve at the 2016 annual meeting, we may need to make significant changes to our equity award practices to conserve the share reserve balance until a subsequent plan or amendment and restatement of the LTIP is approved by shareholders. These changes would limit our flexibility to provide competitive compensation and thus constrain our ability to attract, motivate and retain highly qualified talent.

In this regard, our board of directors believes that it is in the best interest of the company and its shareholders to increase the maximum number of shares authorized to be issued under the LTIP by 900,000 shares for a total of 3,687,447 shares authorized to be issued under the LTIP. Of this share authorization, as of March 22, 2016, a total of 2,704,540 shares were either previously issued in settlement of vested awards or reserved for issuance upon vesting of outstanding awards under the LTIP. Accordingly, as of March 22, 2016, there were 84,907 shares available for award under the LTIP. As of March 22, 2016 there were 876,777 shares subject to restricted stock and performance share awards, and 985,442 shares subject to stock option awards with a weighted average exercise price of $26.24 and a weighted average remaining years of 7.27 years.

In rendering its decision to increase the shares authorized for future awards under the LTIP, our board of directors took into account potential share dilution, the historical share usage and the number of years each of the current share reserve and the requested increased authorized share reserve is expected to last.

Approval of the Plan for Purposes of Section 162(m) of the Code

Additionally, we are submitting the LTIP for shareholder approval to extend our ability to deduct qualified performance-based compensation to certain executive officers under Section 162(m). Section 162(m) limits the ability of a publicly-held company to obtain tax deductions for compensation of more than $1 million paid in any one year with respect to its chief executive officer and the three other highest paid named executive officers of the company (not including the company’s chief financial officer) (collectively, the “covered officers”), unless the compensation constitutes “qualified performance-based compensation” within the meaning of Section 162(m). The LTIP has been structured in a manner that enables us to grant awards to covered officers that constitute qualified performance-based compensation.

One of the requirements of Section 162(m) relates to shareholder approval (and, in certain cases, re-approval) of the plan under which qualified performance-based compensation is granted, including shareholder approval of the material terms of the performance goals under which qualified performance-based compensation may be paid. In

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this regard, Section 162(m) requires re-approval of those performance goals every five years.

The LTIP was most recently approved by our shareholders in 2014. Unless the LTIP, as amended and restated, is approved by our shareholders at the 2016 annual meeting, we cannot rely on this prior shareholder approval for purposes of Section 162(m) for awards granted under the LTIP following the date of the 2019 annual meeting. Accordingly, shareholder approval of the amended and restated LTIP at the 2016 annual meeting is necessary in order to preserve our ability to deduct “qualified performance-based compensation” to covered officers under Section 162(m) through our 2021 annual meeting.

Summary of Other Principal Changes

The LTIP was also amended to make a few miscellaneous modifications, including certain clarifying changes. The other principal material changes that will be effected by the amended and restated LTIP upon shareholder approval may be summarized as follows:

•

A minimum required vesting period of one year will be added for awards of options and stock appreciation rights under the LTIP to assist in providing executive compensation that contains retention incentives.

•	Liberal share recycling provisions on various award types were removed to assist in providing better transparency regarding share usage under the LTIP and total cost of the LTIP.

•

The provisions of the LTIP regarding vesting of awards upon a change in control of the company were modified to eliminate certain “single trigger” vesting rights upon a change of control in order to help prevent certain windfall compensation to be automatically provided to executives of the company upon such a change in control.

•	The term of the LTIP will be extended from February 28, 2024 to March 24, 2026 to ensure continuity for the grant and delivery of stock awards.

Effect of Non-approval

In the event the LTIP, as amended and restated, is not approved by the shareholders at the 2016 annual meeting, then the changes to the LTIP pursuant to the amendment and restatement will not be implemented and the LTIP, as currently in effect, will continue in full force and effect until its scheduled expiration date of February 24, 2024 or any earlier termination date in accordance with the provisions of the LTIP.

Material Terms of the LTIP

General. The purposes of the LTIP are to provide selected individuals in our service or the service of our subsidiaries and selected affiliates with the opportunity to acquire a proprietary interest in our growth and performance, to generate an increased incentive to contribute to our future success and to enhance our ability and that of our subsidiaries and affiliates to attract and retain qualified individuals.

Awards. The LTIP provides for the grant to eligible persons of stock options, stock appreciation rights (or “SARs”), restricted stock, restricted stock units (or “RSUs”), performance shares, performance awards and dividend equivalents, which we refer to collectively as the “awards”. As of March 22, 2016 the fair market value of a share of our common stock was $21.45.

Eligibility. Individuals eligible to participate in the LTIP (“participants”) include officers and employees, non-employee board members and consultants in our service or the service of our subsidiaries or selected affiliates. However, an employee who is a member of a collective bargaining unit will not be eligible to receive an award under the LTIP, unless the collective bargaining agreement covering that employee allows for his or her participation in the LTIP.

As of March 1 2016, 53 employees (including 14 executive officers), eight non-employee board members and no consultants were approved to participate in the LTIP.

Administration. The LTIP will be administered primarily by our management development and compensation committee. However, our board of directors may appoint a secondary committee of two or more board members to grant awards under the LTIP to individuals other than executive officers and non-employee board members. In addition, our board of directors may appoint a special award committee of one or more executive officers to administer the LTIP with respect to eligible employees other than members of such committee and our executive officers. Each committee acting within the scope of its administrative jurisdiction under the LTIP will determine, among other things, which eligible individuals will receive awards, the types of awards to be received and the terms and conditions thereof and will have authority to make any other determination(s) or take any other action(s) that it deems necessary or desirable to administer the LTIP. The term “plan administrator” as used in this plan summary will mean the management development and compensation committee, the secondary committee or the special award committee, to the extent each such committee is acting within its administrative jurisdiction under the LTIP.

Share Reserve. 3,689,447 shares of our common stock have been reserved for issuance under the LTIP (representing 2,789,447 previously authorized shares, plus 900,000 newly authorized shares). In

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no event, however, may more than 1,193,970 shares be issued pursuant to option grants under the LTIP that are intended to be incentive stock options under the federal tax laws. All of these share amounts will be subject to anti-dilution adjustments in the event of certain changes in our capital structure, as described below.

Generally, the aggregate number of shares available for issuance under the LTIP will be reduced by one share for each share issued in settlement of any award; provided, however, that any award (or portion thereof) that is settled in cash will not be counted against, or have any effect on the LTIP’s share reserve. If any shares covered by an award granted under the LTIP are forfeited, or otherwise terminated or canceled without the delivery of shares, then the shares covered by such award, or the number of shares otherwise counted against the aggregate number of shares with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, will again become available for issuance under the LTIP; provided, however, that shares (i) delivered in payment of the exercise or price of an option or SAR, as applicable, (ii) not issued upon the settlement of a SAR, (iii) repurchased by us using proceeds from option exercises, or (iv) delivered to or withheld by us to pay withholding taxes, will not become available again for issuance under the LTIP.

Limitations on Awards. Subject to certain anti-dilution adjustments described below, awards made under the LTIP will be subject to the following per-participant limitations.

•

The maximum number of shares for which stock option and stock appreciation right awards may be made to a participant in any calendar year will not exceed 300,000 shares in the aggregate; provided, however, that for the calendar year in which a person first commences employment with us, the foregoing limitation will be increased to 500,000 shares;

•

For any performance award that is intended to be performance-based compensation under Section 162(m) of the Code and that is denominated in terms of shares (whether payable in shares, cash or a combination of both), the maximum number of shares for which such award may be made to a participant will be limited to 150,000 shares per each 12-month period included within the applicable performance period for that award, with any such performance cycle limited to a maximum duration of 60 months and with pro-ration based on the foregoing for any period of less than 12-months included in the applicable performance cycle; and

•

For any award that is intended to be performance-based compensation under Section 162(m) of the Code and that is denominated in terms of dollars (whether payable in cash, shares or a combination of both), the maximum dollar amount for which such award may be made to a participant will be limited to $2,500,000 (based on an award level on the date of grant) per each 12-month period included within the applicable performance cycle for that award, with any such performance cycle limited to a maximum duration of 60 months and with pro-ration based on the foregoing for any period of less than 12 months included in the applicable performance cycle; and

•

The aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of such non-employee director in lieu of all or a portion of annual and committee cash retainers) will not exceed $200,000.

Stock Options. Incentive stock options, or ISOs, which are intended to qualify for special tax treatment in accordance with the federal tax laws, and nonqualified stock options, which are not intended to qualify for special tax treatment under the Code, may be granted under the LTIP. The plan administrator is authorized to set the terms of each option grant it makes under the LTIP, including the exercise price and the time and method of exercise; provided that the initial vesting schedule for options shall provide for vesting over a service period of no less than one year, other than in the case of death or permanent disability or in connection with certain changes in control of the company. However, the exercise price will not be less than the fair market value of our common stock on the grant date, and the option term may not exceed ten years.

Stock Appreciation Rights. Two types of stock appreciation rights may be issued:

•

Tandem stock appreciation rights which provide the holders with the right to surrender their options for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•

Stand-alone stock appreciation rights which allow the holders to exercise those rights as to a specific number of shares of our common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of our common stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in shares of our common stock or in cash. The plan administrator is authorized to set the terms of each stock appreciation right grant it makes under the LTIP, including the time and

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method of exercise; provided that the initial vesting schedule for stock appreciation rights shall provide for vesting over a service period of no less than one year, other than in the case of death or permanent disability or in connection with certain changes in control of the company.

Restricted Stock and RSUs. Awards of restricted stock and RSUs will be subject to such restrictions on transferability and other restrictions, if any, as the plan administrator may impose. Such restrictions will lapse under circumstances as the plan administrator may deem appropriate, including, without limitation, upon the completion of a specified period of continued employment or the attainment of pre-established performance objectives. Except as otherwise determined by the plan administrator, eligible participants granted restricted stock will have all of the rights of a stockholder, including the right to vote restricted stock and receive dividends thereon. In order for a participant to vest in awards of restricted stock or restricted stock units where vesting is based solely on continued service, a participant who is an employee must remain in the employ of the company or an affiliate for a period of not less than three years commencing on the date of grant of the award, subject to specified reasons as may be approved by the plan administrator or in connection with certain changes in control. Except as otherwise determined by the plan administrator, upon termination of employment or service for any reason during the applicable restriction period, all shares of restricted stock and all restricted stock units still subject to restriction shall be forfeited; provided, however, that the plan administrator may, in its sole discretion, determine to waive, in whole or in part, any or all remaining restrictions with respect to such shares of restricted stock or restricted stock units.

Performance Awards. The plan administrator is authorized to grant performance bonuses and long-term performance awards under the LTIP that are intended to qualify as performance-based compensation for purposes of Section 162(m), and has the discretion to determine, among other matters, whether performance awards are denominated or payable in cash, shares (including restricted stock and RSUs), other securities, other awards and property, the length of performance periods, and the performance goals applicable to the awards, provided that the performance period of performance awards must be at least one year (subject to the change in control provisions of the plan).

A performance bonus is an award that is denominated in cash or shares and that is paid solely on account of the attainment of one or more specified performance targets related to one or more of the business criteria that are selected by the plan administrator to measure the level of performance of the company and/or its affiliates during a performance cycle (the “performance measures”), which are identified below. A long-term performance award may be structured as an award of restricted stock, RSUs or performance units based on the attainment of performance measures under the terms of the LTIP.

For awards intended to be qualified performance-based compensation under Section 162(m), within the earlier of 90 days after the commencement of a performance cycle and the first 25% of the performance cycle (or such longer or shorter maximum period allowed under Section 162(m)), and while the attainment of the applicable performance measures remains substantially uncertain, the plan administrator must fix and establish in writing (A) the performance measures that will apply to that performance cycle; (B) with respect to performance bonuses and performance units, the target amount payable to each participant; (C) with respect to RSUs and restricted stock, the target vesting percentage for the shares subject to the award; and (D) subject to the adjustment provisions described below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The plan administrator must also set forth the threshold level of performance, based on objective factors, that must be attained during the performance cycle before any performance bonuses and long-term performance awards will vest and become payable and the percentage of the target amount (with respect to performance bonuses and performance units) or the percentage of each award (with respect to RSUs and restricted stock) that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

The plan administrator may select as the performance measure for a performance cycle any one or combination of the following performance measures, as interpreted by the plan administrator, which measures (to the extent applicable) will be determined in accordance with United States generally accepted accounting principles relating to the company and/or its affiliates: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the company’s common stock; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales;

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(xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries; (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in the company’s and/or its affiliates’ debt agreements; (xxiv) litigation and regulatory resolution goals; (xxv) expense control goals; (xxvi) budget comparisons; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures; (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction; (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration; geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing.

The plan administrator may, in its discretion, select performance measures that measure the performance of the company or one or more business units, divisions or subsidiaries of the company, and may select performance measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies. For awards intended to be qualified performance-based compensation under Section 162(m), the plan administrator, in its discretion, may also, on a case-by-case basis, reduce, but not increase, the bonus amount or the amount of long-term performance awards payable to any participant with respect to any performance award, provided, however, that a reduction may not result in an increase in the dollar amount or number of shares payable to any other participant.

No performance bonus or long-term performance award will vest until the plan administrator certifies in writing the level at which each applicable performance measure has been attained for the performance cycle. To the extent consistent with Section 162(m), in determining the level of attainment of each applicable performance measure, the plan administrator may, in its discretion, include or exclude any extraordinary or nonrecurring items, as determined in accordance with United States generally accepted accounting principles, certain changes in our capital structure and the cumulative effect of changes in the law, regulations or accounting rules, and may determine to include or exclude, among other items, one or more of the following items, each determined in accordance with United States generally accepted accounting principles (to the extent applicable) and as identified in our financial statements, notes to the financial statements or discussion and analysis of management: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by us (including our affiliates); (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable performance cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates; and (G) expenses incurred in connection with a refinancing of our debt (including the debt of our affiliates).

Performance awards will be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the company’s fiscal year) in which such performance bonuses are no longer subject to a substantial risk of forfeiture, except to the extent that payment is deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Section 409A of the Code, in which case the terms of such arrangement shall govern.

Performance awards will automatically terminate if the performance measures established for the performance award are not attained or satisfied. The plan administrator may in its discretion waive any cancellation and termination of one or more performance awards which would otherwise occur upon the cessation of the participant’s service or the non-attainment of the performance objectives applicable to the performance bonus, but only in the event of the participant’s death or permanent disability or in connection with certain changes in control of the company. Any such waiver shall result in the immediate vesting of the participant’s interest in the performance award as to which the waiver applies.

Dividends. Subject to the terms of the LTIP and any applicable award agreement, a participant may be entitled to receive dividends or dividend equivalents with respect to shares covered by an award, including on a current or deferred basis. Notwithstanding the foregoing, no dividends or dividend equivalents relating to performance

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awards will vest or otherwise be paid out prior to the time that the underlying performance (or portion thereof) has vested based upon attainment of the applicable performance goals and, accordingly, will be subject to cancellation and forfeiture if such performance goals are not achieved.

Prohibition on Repricing. Under the terms of the LTIP the plan administrator may not (i) implement any cancellation or re-grant program pursuant to which outstanding options or stock appreciation rights are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding options or stock appreciation rights with exercise or base prices per share in excess of the then-current fair market per share for consideration payable in cash, equity or in the form of any other award, except in connection with a change in control transaction or pursuant to an adjustment in connection with certain corporate transactions, or (iii) otherwise reduce the exercise price or base price in effect for outstanding options or stock appreciation rights, as applicable, except in connection with an equity adjustment under the terms of the LTIP, without in each such instance obtaining the approval of our shareholders.

Changes in Control. Unless otherwise provided under the terms of the award, in the event that we experience a change in control, the plan administrator may provide for the following special vesting acceleration provisions for any outstanding awards under the LTIP:

(i)

If and to the extent that outstanding awards under the LTIP are (1) assumed or otherwise continued in effect by the successor corporation or (2) replaced with a cash incentive program or equity awards which preserve the spread existing value of the awards (e.g., for stock options and stock appreciation rights, the excess of the fair market value of those shares over the exercise or base price payable for such shares) at the time of the change in control and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, then all such awards or such substitutes for such awards shall remain outstanding and be governed by their respective terms and the provisions of the LTIP.

(ii)

If and to the extent that outstanding awards are not so assumed, continued or replaced, then the plan administrator may provide for any of the following treatment for such awards: (1) outstanding options and stock appreciation rights will immediately vest upon a change in control; and/or (2) the restrictions and other conditions applicable to outstanding restricted stock and restricted stock units, including vesting requirements shall immediately lapse; provided that any awards as which vesting depends upon the satisfaction of one or more performance measures shall immediately vest and become payable based upon the level of the attainment of the performance measures as of the change in control date and pro-ration based on the time elapsed in the applicable performance period as of the date of the change in control. Such awards shall be paid in cash, shares or a combination thereof, as determined by the plan administrator, within 30 days following the change in control (unless the settlement of the award must be made pursuant to its original schedule in order to avoid the incurrence of certain additional taxes). Alternatively, the plan administrator may, in its sole discretion, upon advance notice to participants, provide for the cancellation of such awards and for a payment based upon the price per share to be received by shareholders of the company in such a transaction.

(iii)

The plan administrator will have complete discretion to grant one or more awards which will become exercisable as to all the underlying shares upon a change in control followed by the individual’s termination of service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control.

Unless otherwise provided in an award agreement, a change in control will be deemed to occur in the event (a) we are acquired by merger or asset sale, (b) any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than 50% of the total combined voting power of our securities, (c) there is a change in the majority of our board of directors over a consecutive two-year period as a result of one or more contested elections for board membership, (d) securities possessing more than 20% of the total combined voting power of our outstanding securities are acquired pursuant to a hostile tender offer, (e) there is a sale of all or substantially all of our assets, or (f) there is a consummation of a liquidation or dissolution of the company. Notwithstanding anything to the contrary, any definition of change in control in an award agreement must provide that a change in control will not occur until consummation or effectiveness of a change in control of the company (i.e., it may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the company).

Withholding. Under the terms of the LTIP, we (including any affiliate) may withhold from any award granted under the LTIP, or any payment due or transfer made under any award or the LTIP, an amount (in cash, shares, securities, other awards or other property) equal to the amount of withholding taxes due as a result of such award, its exercise or

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any payment thereunder. The plan administrator may provide participants with the right to have us (including any affiliate) withhold a portion of the shares otherwise issuable to such participants in an amount equal to the aggregate fair market value of the applicable withholding taxes to which such participants become subject in connection with the exercise, vesting or settlement of their awards.

Capital Structure Adjustments. In the event that the plan administrator determines that any dividend or other distribution (other than regular cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of our shares or our other securities, issuance of warrants or other rights to purchase our shares or our other securities, or other similar corporate transaction or event affects our shares such that an adjustment is determined under the LTIP to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the LTIP, then the plan administrator will make adjustments, in such manner as it may deem equitable, to (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards under the LTIP, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, (iii) the grant, purchase or exercise price with respect to any award, or, if the plan administrator deems it appropriate, make provision for a cash payment to the holder of an outstanding award, (iv) the maximum number of shares or other securities which may be issued pursuant to ISOs, and (v) the maximum number of shares or other securities for which any one participant may be granted awards per calendar year. Shares issued under awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the company will not reduce the shares available under the LTIP, and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the LTIP and will not reduce the LTIP’s share reserve (subject to any applicable stock exchange listing requirements).

Amendments to the LTIP. Our board of directors (or any authorized committee thereof) may amend or modify the LTIP at any time. However, no such amendment or modification may materially adversely affect the rights and obligations with respect to any outstanding award unless the participant consents to such amendment or modification. In addition, amendments to the LTIP will be subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded. Additionally, the provisions of the LTIP prohibiting the repricing of options or SARs may not be amended without obtaining the approval of shareholders.

Amendments to Awards. Except as otherwise provided in the LTIP, the plan administrator may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised award. However, the participant’s consent will be required with respect to any suspension, discontinuation or termination of an award or any amendment or alteration, that would materially impair the rights of such participant thereunder.

Effective Date and Term. The LTIP originally became effective on December 7, 2005, and was subsequently amended and restated effective as of March 16, 2010 and February 28, 2014. This amendment and restatement is effective as of March 24, 2016, subject to shareholder approval at the 2016 annual meeting. If the LTIP, as amended and restated, is approved by shareholders at the 2016 annual meeting, the LTIP will terminate as to future awards on March 24, 2026; otherwise, the LTIP, as in effect immediately prior to the 2016 annual meeting will remain in effect.

Clawback. Any award granted under the LTIP, and the right to receive and retain any shares or cash payments covered by such award, will be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of ours in effect on the date of the award or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, as may be in effect from time to time, and which may operate to create additional rights for us with respect to awards and recovery of amounts relating thereto. By accepting awards under the LTIP, participants will agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, us to recover or recoup any award or amounts paid under the LTIP subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or our policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the LTIP from a participant’s accounts, or pending or future compensation or awards.

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PROXY ITEM 2 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED 2005 LONG TERM INCENTIVE PLAN

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to the company and the participants who receive awards under the LTIP.

Option Grants. Options granted under the LTIP may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Restricted Stock Awards. The recipient of unvested shares of common stock issued under the LTIP will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the restricted stock award. The deduction will in general be allowed for the company’s taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units. No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the cash or shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the cash or shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the units are

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PROXY ITEM 2 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED 2005 LONG TERM INCENTIVE PLAN

settled. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Cash Awards. The payment of a cash award will result in the recipient’s recognition of ordinary income equal to the dollar amount received. The recipient will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the cash award is paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Units. No taxable income is recognized upon receipt of performance units. The holder will recognize ordinary income in the year in which the performance units are settled. The amount of that income will be equal to the fair market value of the shares of common stock or cash received in settlement of the performance units, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the performance units at the time those units are settled. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a payment pursuant to such right, whether in cash, securities or other property, is made to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation. The company anticipates that any compensation deemed paid by it in connection with the exercise of non-statutory options or stock appreciation rights or the disqualifying disposition of incentive stock option shares will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of the company’s executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the LTIP will remain deductible by the company without limitation under Section 162(m). However, any compensation deemed paid by the company in connection with performance bonuses or long-term performance awards will be subject to the $1 million limitation, unless the issuance of shares or cash under such awards is tied to the attainment of one or more of the performance milestones described above. However, although the company strives to provide covered officers with certain awards that will preserve deductibility of components of their respective compensation packages to the extent reasonably practicable or consistent with our compensation objectives, the company believes that shareholder interests are best served by not restricting our flexibility in structuring, determining and ultimately approving payment of compensation (even if such decisions may result in certain non-deductible compensation). Additionally, there is no any guarantee that awards intended to qualify as qualified performance-based compensation under Section 162(m) ultimately will be deductible by the company.

Availability of Plan Document

The full text of the amended and restated 2005 Long Term Incentive Plan is included as Appendix A to this proxy statement.

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PROXY ITEM 2 — PROPOSAL TO APPROVE OUR AMENDED AND RESTATED 2005 LONG TERM INCENTIVE PLAN

New Plan Benefits

The following table shows the awards granted in 2015 to all executive officers (including the named executive officers) as a group and to all non-executive officer employees as a group under the LTIP. The awards granted to our named executive officers individually are set forth in the Grants of Plan-Based Awards Table above.

	Stock Options
Name and Position	Number of Shares	Exercise Price	Restricted Stock Units	Annual Bonus/Incentive
Leroy M. Ball President and Chief Executive Officer	92,410	$17.57	61,852	$549,000
Michael Zugay Chief Financial Officer	26,041	$17.57	17,430	$166,740
Paul A. Goydan Senior Vice President, Performance Chemicals, Koppers Inc.	—	$—	—	$—
Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary	34,580	$17.57	23,144	$185,904
Thomas D. Loadman Senior Vice President, Railroad Products and Services, Koppers Inc.	26,539	$17.57	17,763	$170,497
All executive officers as a group	330,159	$17.57	220,974	$1,165,507
All non-executive officer employees as a group	—	$—	109,734	$—

As further described in the “Director’s Compensation” section above, in 2015 each of our non-executive directors received an annual equity award of restricted stock units under the LTIP equal to the value of $85,000. The following table sets forth the aggregate amounts of the awards granted in 2015 to our non-executive directors.

Name and Position	Number of Units
Non-executive director group (8)	34,751 shares of unrestricted stock

Board Recommendation

Our board of directors believes that the adoption of the amended and restated LTIP will enable the company to continue to provide significant equity-based incentives to employees, non-employee directors and consultants who are expected to contribute materially to the company’s future success, while allowing the company to award performance-based compensation that is not subject to the $1 million annual deduction limitation under Section 162(m). Accordingly, our board of directors unanimously recommends approval of the LTIP by our shareholders.

Approval of the adoption of the LTIP requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by the holders of common stock voting in person or by proxy. Under the applicable requirements of the New York Stock Exchange, an abstention is counted as a vote cast and will therefore have the same effect as a vote against this proposal. Broker non-votes will not count as votes cast with respect to this proposal and will have no effect on the outcome of the vote on this proposal.

The board recommends that you vote “FOR” the proposal to approve our Amended and Restated 2005 Long Term Incentive Plan.

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EQUITY COMPENSATION PLANS

The following table provides information as of March 22, 2016, regarding the number of shares of our common stock that may be issued under our LTIP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	1,862,219	(1)	$13.89	84,907

(1)	Includes shares of our common stock that may be issued pursuant to outstanding options, time-based RSUs and performance-based RSUs awarded under our LTIP.

As of March 22, 2016 there were 876,777 shares subject to restricted stock and performance share awards, and 985,442 shares subject to stock option awards with a weighted average exercise price of $26.24 and a weighted average remaining term of 7.27 years.

The following table sets forth the number of stock options and restricted stock awards granted by the company in the years indicated. In addition, the table provides the number of shares of common stock issued following vesting of the performance shares and the weighted average number of shares of common stock outstanding in the year indicated:

Year	# of Stock Options Granted	# of Restricted Stock Awards Granted	Number of Shares of Common Stock Issued upon Vesting of Performance Shares	Weighted Average Number of Shares of Common Stock Outstanding (in 000’s)
2015	330,159	141,775	—	20,561
2014	106,658	99,867	132,317	20,463
2013	94,532	62,276	85,798	20,575

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PROXY ITEM 3 — PROPOSAL TO APPROVE AN ADVISORY RESOLUTION ON OUR EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended, requires that we include in this proxy statement a non-binding shareholder vote on our executive compensation as described in this proxy statement.

Our NEOs are identified on page 17, and the compensation of the NEOs is described on pages 17 through 42, including the “Compensation Discussion and Analysis” on pages 17 to 29. We encourage our shareholders to review these sections of the proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs. At our 2015 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2015 annual meeting, and our shareholders overwhelmingly approved the proposal, with 96% of the votes cast in favor.

Accordingly, we are requesting your nonbinding approval of the following resolution:

“RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 17 to 42 of the company’s Notice of Annual Meeting & Proxy Statement for the 2016 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis” and the compensation tables and narrative discussion, is hereby APPROVED.”

We intend to offer this non-binding advisory vote at each of our annual meetings. Although it is not binding, we welcome our shareholders’ views on our NEOs’ compensation and will carefully consider the outcome of this advisory vote when considering future executive compensation programs.

Approval of the advisory vote on executive compensation requires support from a majority of votes cast, assuming the presence of a quorum.

The board recommends that you vote “FOR” the proposal to approve the advisory resolution on our executive compensation.

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PROXY ITEM 4 — PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

We are asking you to vote on a proposal by the audit committee to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

Adoption of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016.

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GENERAL MATTERS

Annual Meeting Q&A

The board of directors is soliciting your proxy for our 2016 annual meeting of shareholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting. We began distributing the proxy materials contained in this package on or about April 5, 2016.

Q.	Who may vote at the annual meeting?

A.

If you owned shares of our common stock at the close of business on March 22, 2016 which we refer to as the record date, you may vote your shares at the meeting. On the record date, 20,621,815 shares of our common stock were outstanding and entitled to vote. Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2015 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” or

“street name” holder of those shares. The notice of annual meeting, proxy statement, proxy card and 2015 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	How does a proxy work?

A.

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

Q. How do I vote?

A.	You may vote your shares by proxy or in person.

By proxy

•    If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the postage prepaid envelope.

•    If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person

All shareholders may vote in person at the annual meeting.

•    If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person.

•    If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

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GENERAL MATTERS

Q.	What if I receive more than one proxy card?

A.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote. If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare at P.O. Box 30170, College Station, TX 77842-3170, at its toll-free number (866-293-5637) or on its website at https://www-us.computershare.com/investor/Contact with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Q.	What is a quorum?

A.

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of our common shares outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Abstentions and broker non-votes (as defined below) will be considered to be represented at the meeting in determining the presence of a quorum.

Q.	What vote is needed for the proposals to be adopted?

A.	You have one vote for each share that you held on the record date for each proposal.

Our by-laws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. As a result, any nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the annual meeting will be elected as a director. Any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the board of directors within ten days following certification of the election results.

All other matters to be voted on at the annual meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting in person or by proxy, for approval.

Any abstentions or broker non-votes are not votes cast for purposes of Proposals 1, 3 and 4 and do not count either for or against those proposals. Accordingly, abstentions and broker non-votes will not affect the outcome of Proposals 1, 3 or 4. With respect to Proposal 2, abstentions will count as votes cast and will have the effect of a vote against that proposal. Broker non-votes will not count as votes cast with respect to Proposal 2 and will have no effect on the outcome of that proposal.

Q.	Does Koppers have a recommendation on voting?

A.	The board of directors recommends a vote FOR the election of all nominees as directors, and FOR Proposals 2, 3 and 4.

Q.	What are broker non-votes?

A.

The NYSE permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include Proposal 4 (the ratification of independent registered public accountants). For all other proposals, brokers may not vote their customers’ shares unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

Q.	What can I do if I change my mind after I vote my shares?

A.	If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting in person by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

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GENERAL MATTERS

Q.	Who counts the votes cast at the annual meeting?

A.	Representatives of Computershare will tabulate the votes and act as inspectors of election at the annual meeting.

Q.	Who will pay for the cost of this proxy solicitation?

A.

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare, our transfer agent, to distribute and solicit proxies. We will pay Computershare an estimated fee of $5,000, plus its reasonable expenses, for these services.

Q.	Will my vote be confidential?

A.	Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2015, with the exception of one Form 4 filed on April 8, 2015 for Walter W. Turner, reporting a grant of RSUs, which was filed late due to administrative error.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2017 annual meeting, your shareholder proposal must be received by our corporate secretary on or before December 6, 2016.

If you intend to present business for consideration at our 2017 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.05 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our Bylaws, in order to be timely your notice must be received by our corporate secretary no later than the later of (1) not less than 90 days nor more than 120 days prior to the meeting or (2) if the meeting is to be held on a date other than the third Wednesday in April, ten days after the meeting is first publicly announced.

The proposal must set forth the following:

•	A description of the business desired to be brought before the meeting, the reasons for such business and the text of any proposal;

•	Any material interest of such shareholder or any person controlled by or controlling such shareholder and beneficial owners (a “Shareholder Associated Person”) in such business;

•	A representation that the shareholder intends to appear in person or by proxy to bring the business before the meeting;

•	The total number of shares that will be voted by such shareholder; and

•	As it relates to such shareholder and any Shareholder Associated Person and, as applicable, the proposal, the following information:

•	Their name and address;

•	Class and number of shares beneficially owned and of record and any other positions owned, including derivatives, hedges and any other economic or voting interest in the company;

•	A representation whether such person intends to be part of the group which intends to deliver a proxy statement or otherwise solicit proxies from shareholders;

•	Whether hedging or other transactions have been made to mitigate a loss of such person; and

•	Any other information relating to each party that would be required to be disclosed in a proxy statement.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

April 5, 2016

62    KOPPERS HOLDINGS INC. - 2016 Proxy Statement

APPENDIX A

Proposed Amended and Restated 2005 Long Term Incentive Plan

KOPPERS HOLDINGS INC.

2005 LONG TERM INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE MARCH 24, 20162

Section 1. Purpose

The purposes of the Koppers Holdings Inc. 2005 Long Term Incentive Plan (the “Plan”) are to encourage selected individuals in the service of Koppers Holdings Inc. (together with any successor thereto, the “Company”) and its Affiliates (as defined below) to acquire a proprietary interest in the Company’s growth and performance, to generate an increased incentive to contribute to the Company’s future success and to enhance the ability of the Company and its Affiliates to attract and retain qualified individuals.

Section 2. Definitions

As used in the Plan:

(a)

“Affiliate” means (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest as determined by the Committee.

(b)	“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Dividend Equivalent granted under the Plan.

(c)

“Award Agreement” means any written or electronic agreement or other instrument or document evidencing an Award granted under the Plan. The terms of any plan or guideline adopted by the Board or the Committee and applicable to an Award shall be deemed incorporated in and a part of the related Award Agreement.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” shall have the meaning assigned to such term in Section 9(c).

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)

“Committee” means a committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is (i) qualified as a “Non-Employee Director” as contemplated by the Section 16 Rules and as an “Outside Director” as defined in Code Section 162(m) and any regulations promulgated thereunder and (ii) satisfies the independence standards established for compensation committee members by the Stock Exchange serving at the time as the primary market for the Company’s common stock. Such Committee may from time to time be hereinafter referred to as the “Primary Committee.” The term “Committee” shall also mean any Secondary Committee or Special Award Committee, to the extent such Secondary Committee or Special Award Committee acts within its administrative jurisdiction under the Plan.

(h)	“Dividend Equivalent” means any right granted under Section 6(e)(v) of the Plan.

(i)

“Employee” means any individual in the employ of the Company or any Affiliate, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(j)

“Fair Market Value” means, with respect to any property other than shares of the Company’s common stock, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Primary Committee. Fair Market Value means, with respect to shares of the Company’s common stock, the closing selling price per share at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving at the time as the primary market for the Company’s common stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Company’s common stock is then primarily traded. If there is no closing selling price for the Company’s common stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

[2]	All share numbers in the Plan reflect the 3.9799-for-1 stock split effected by the Company on January 6, 2006.

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(k)	“GAAP” means United States generally accepted accounting principles.

(l)

“Incentive Stock Option” means an option to purchase Shares granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or a successor provision thereto.

(m)	“Long Term Performance Award” means an Award made in accordance with Section 6(c)(iii) of the Plan.

(n)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(o)	“Non-Qualified Stock Option” means an option to purchase Shares granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p)	“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(q)	“Participant” means an Employee or other eligible individual determined under Section 5 granted an Award under the Plan.

(r)	“Performance Award” means any award granted under Section 6(c) of the Plan.

(s)

“Performance Bonus” means an award denominated in cash or Shares that is made under Section 6(c)(ii) of the Plan and that is paid solely on account of the attainment of one or more specified performance targets in relation to one or more Performance Measures.

(t)	“Performance Cycle” means, with respect to any Award that vests based on Performance Measures, the period over which the level of performance will be assessed.

(u)

“Performance Measure” means, with respect to any Performance Bonus or Long Term Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company and/or its Affiliates during a Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following Company measures, as interpreted by the Committee, which measures (to the extent applicable) will be determined in accordance with GAAP: (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings or operating income before interest and taxes and/or charges for stock-based compensation (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) market price of the Company’s common stock; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return, either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, rate of return on capital, return on invested capital or improvements on capital structure; (xi) bond ratings; (xii) safety, health or environmental record or performance; (xiii) sales, revenue, growth in revenue or return on sales; (xiv) income or net income; (xv) operating income or net operating income; (xvi) operating profit or net operating profit; (xvii) operating margin; (xviii) return on operating revenue or return on operating profit; (xix) cash flow or cash flow per share (before or after dividends); (xx) market share; (xxi) collections and recoveries, (xxii) debt reduction, borrowing levels, leverage ratios or credit rating; (xxiii) compliance with covenants in the Company’s and/or its Affiliates’ debt agreements; (xxiv) litigation and regulatory resolution goals, (xxv) expense control goals, (xxvi) budget comparisons, (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) productivity goals; (xxix) workforce management and succession planning goals; (xxx) economic value added or other value added measures, (xxxi) on-time delivery, quality standards and/or other measures of customer satisfaction, (xxxii) employee retention and/or attrition rates; (xxxiii) comparable site sales; (xxxiv) resolution and/or settlement of litigation and other legal proceedings; (xxxv) regulatory compliance; (xxxvi) satisfactory internal or external audits; (xxxvii) improvement of financial ratings; (xxxviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of information technology; (xxxix) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xxxx) mergers and acquisitions, divestitures and/or business expansion; and (xxxxi) other similar criteria consistent with the foregoing.

(v)

“Performance Unit” means an award made under Section 6(c)(iii) of the Plan and that is paid solely on account of the attainment of one or more specified performance targets in relation to one or more Performance Measures.

(w)

“Permanent Disability or Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

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(x)	“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(y)

“Released Securities” means securities that were Restricted Securities with respect to which all applicable restrictions imposed under the terms of the relevant Award have expired, lapsed or been waived or satisfied.

(z)	“Restatement Effective Date” shall have the meaning set forth in Section 11 of the Plan.

(aa)	“Restricted Securities” means Awards of Restricted Stock or other Awards under which outstanding Shares are held subject to certain restrictions.

(bb)	“Restricted Stock” means any Share granted under Section 6(b) of the Plan.

(cc)	“Restricted Stock Unit” means any right granted under Section 6(b) of the Plan that is denominated in Shares.

(dd)

“Secondary Committee” means a committee of two or more Board members, including Board members who are also officers or employees of the Company or any Affiliate, appointed by the Board to administer the Plan and to make Awards with respect to persons other than Section 16 Insiders.

(ee)	“Section 16 Insider” means each officer of the Company (or any Affiliate) and Board member who is subject to the short-swing trading restrictions of Section 16 of the 1934 Act.

(ff)	“Section 16 Rules” means the rules promulgated by the Securities and Exchange Commission with respect to Section 16 of the 1934 Act or any successor rules.

(gg)	“Shares” means the common stock of the Company and such other securities or property as may become the subject of Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(hh)

“Special Award Committee” shall mean a committee of one or more executive officers appointed by the Board to administer the Plan with respect to eligible employees other than members of such committee and Section 16 Insiders.

(ii)	“Stock Appreciation Right” means a tandem or stand-alone stock appreciation right granted pursuant to Section 6(d) of the Plan.

(jj)

“Stock Exchange” shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market, the New York Stock Exchange, or any other principal securities exchange upon which the Company’s common stock is traded.

(kk)

“Target Amount” means the amount of the Performance Bonus or the amount per Performance Unit that will be paid to the Participant if the Performance Measure applicable to that Performance Bonus or Performance Unit is fully (100%) attained, as determined by the Committee.

(ll)

“Target Vesting Percentage” means the percentage of each performance-based Restricted Stock Unit or Restricted Stock Award that will vest if the Performance Measure applicable to that Performance-Based Award is fully (100%) attained, as determined by the Committee.

(mm)

“10% Shareholder” means an Employee who, as of the date on which an Incentive Stock Option is granted to such Employee, owns more than ten percent (10%) of the total combined voting power of all classes of Shares then issued by the Company or any of its subsidiaries.

Section 3. Administration

The Primary Committee shall serve as the primary administrator of the Plan and in that capacity shall have full power and authority to: (i) designate Participants; (ii) determine the Awards to be granted to Participants; (iii) determine the number of Shares (or securities convertible into Shares) to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares or other securities or property, or canceled, substituted, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, substituted, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; (ix) establish and interpret the various Performance Measures (or, as applicable, other performance criteria) that are to apply to the Performance Bonuses and Long Term Performance Awards made under the Plan, evaluate the level of performance over the applicable Performance Cycle, certify the level at which

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Performance Measures (or other performance criteria, as applicable) for that Performance Cycle has been attained and determine the amount payable with respect to those Awards based on the certified level of Performance Measure attainment; and (x) make any other determination and take any other action that it deems necessary or desirable for such administration. The Board may also establish a Secondary Committee and delegate to such committee separate but concurrent authority with the Primary Committee to exercise all of the foregoing power and authority with respect to Awards to persons other than Section 16 Insiders. In addition, administration of the Plan may, at the Board’s or Primary Committee’s discretion, be vested in a Special Award Committee with authority to administer the Plan with respect to employees other than Section 16 Insiders and members of such Special Award Committee and to make Awards to such individuals under the Plan subject to such limitations and other terms and conditions as the Board shall specify from time to time. All designations, determinations, interpretations and other decisions with respect to the Plan or any Award shall be made by the Primary Committee or, with respect to Awards under its jurisdiction, the Secondary Committee or Special Award Committee, and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participants, any holder or beneficiary of any Award, any shareholder and any employee of the Company or of any Affiliate. The powers of the Primary Committee, Special Award Committee and the Secondary Committee include the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws of other countries in which the Company or an Affiliate may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive benefits under the Plan and such laws.

Section 4. Shares Available for Awards

(a)

Shares Available. The aggregate number of Shares available for issuance under the Plan shall be 3,689,447 shares of the Company’s common stock (representing 2,789,447 previously authorized Shares, plus 900,000 newly authorized Shares as of the Restatement Effective Date), subject to the share counting provisions and adjustment procedures set forth in subsection (b) and (c) below. In no event may more than 1,193,970 Shares be issued pursuant to Incentive Stock Options granted under the Plan, subject to adjustment pursuant to subsection (c) below.

(b)

Share Counting. The aggregate number of Shares available with respect to Awards under the Plan shall be reduced by one (1) Share for each Share to which an Award relates; provided, however, that any Award (or any portion) settled in cash will not be counted against, or have any effect upon, the number of Shares available for issuance under this Plan. If, after the Restatement Effective Date, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted; provided, however, that Shares (i) delivered in payment of the exercise price or base price of an Option or Stock Appreciation Right, as applicable, (ii) not issued upon the settlement of Stock Appreciation Rights, (iii) repurchased by the Company using proceeds from Option exercises or (iv) delivered to or withheld by the Company to pay federal, state or local withholding taxes, shall not become available again for issuance under this Plan.

(c)

Adjustments. In the event that the Committee determines that any dividend or other distribution (other than regular cash dividends), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Primary Committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards under Section 4(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant, purchase or exercise price with respect to any Award, or, if the Committee deems it appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the maximum number of Shares or other securities which may be issued under Section 4(a) pursuant to Incentive Stock Options, and (v) the maximum number of Shares or other securities for which any one Participant may be granted Awards pursuant to the limitations contained in Section 4(d). Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company shall not reduce the Shares available under the Plan, and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s Share reserve (subject to any applicable stock exchange listing requirements). Notwithstanding the foregoing, a Participant to whom Dividend Equivalents or

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dividend units have been awarded shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt.

(d)

Limitation on Awards. Notwithstanding anything contained in this Plan to the contrary, and subject to the adjustment provisions of Section 4(c) hereof, each person participating in the Plan shall be subject to the following limitations:

(i)

The maximum number of Shares for which Option and Stock Appreciation Right awards may be made to a Participant in any calendar year shall not exceed three hundred thousand (300,000) Shares in the aggregate; provided, however, that for the calendar year in which such person first commences employment with the Company or an Affiliate, the foregoing limitation shall be increased to five hundred thousand (500,000) Shares;

(ii)

for any Performance Award denominated in terms of Shares (whether payable in Shares, cash or a combination of both) or Restricted Stock or Restricted Stock Unit Award that vests based on performance and that is intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of Shares for which such Award may be made to a Participant shall be limited to one hundred fifty thousand (150,000) Shares per each twelve (12)-month period included within the applicable performance period or the applicable Performance Cycle for that Award, with any such Performance Cycle limited to a maximum duration of sixty (60) months and with pro-ration based on the foregoing for any period of less than twelve (12)-months included in the applicable performance period or Performance Cycle; and

(iii)

for any Award denominated in terms of cash dollars (whether payable in cash, Shares or a combination of both), that vests based on performance and that is intended to be performance-based compensation under Section 162(m) of the Code, the maximum dollar amount for which such Award may be made to a Participant shall be limited to two million five hundred thousand Dollars ($2,500,000) (based on the Award level on the date of grant) per each twelve (12)-month period included within the applicable performance period or applicable Performance Cycle for that Award, with any such Performance Cycle limited to a maximum duration of sixty (60) months and with pro-ration based on the foregoing for any period of less than twelve-months included in the applicable performance period or Performance Cycle.

(e)

Limitation of Non-Employee Director Awards. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-Employee member of the Board during any single calendar year under this Plan (excluding Awards made at the election of such non-Employee director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $200,000.

Section 5. Eligibility

Any Employee, including any officer or employee member of the Board, any non-employee member of the Board or the board of directors of an Affiliate, and any consultant in the service of the Company or an Affiliate shall be eligible to be designated a Participant. However, any Employee who is a member of a collective bargaining unit shall not be eligible to be designated a Participant unless the collective bargaining agreement covering that Employee allows for his or her participation in the Plan.

Section 6. Awards

(a)

Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine; provided that the initial vesting schedule for Options shall provide for vesting over a service period of no less than one year, other than in the case of death or Permanent Disability:

(i)

Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option (or 110% of the Fair Market Value of a Share in case of an Incentive Stock Option granted to a 10% Shareholder), except in connection with the assumption or substitution of awards in accordance with Section 424(a) of the Code.

(ii)

Option Term. The term of each Option shall be fixed by the Committee, provided that in no event shall the term of an Option exceed a period of ten years from the date of its grant (or five years in the case of an Incentive Stock Option granted to a 10% Shareholder).

(iii)	Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (but in no event shall an Option be exercisable after the expiration of ten years from

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the date of its grant (or five years in the case of an Incentive Stock Option granted to a 10% Shareholder)), and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made. In addition, to the extent the Option is exercised for vested Shares at a time when the Company’s common stock is registered under Section 12(g) of the 1934 Act, the exercise price may also be paid through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm on such settlement date in order to complete the sale. The Committee shall have the authority to provide, in the applicable Award Agreement, for the automatic exercise, pursuant to the foregoing sale and remittance procedure, of a vested Option with an exercise price per Share that is less than the Fair Market Value of a Share on the last day of the Option term.

(iv)

Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall be subject in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the preceding sentence, the aggregate Fair Market Value (determined at the time an option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other plan of the Participant’s employer corporation and its parent and subsidiary corporations providing for Options) shall not exceed such dollar limitation as shall be applicable to Incentive Stock Options under Section 422 of the Code or a successor provision. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a Non-Qualified Stock Option to the extent of such failure.

(b)	Restricted Stock and Restricted Stock Units.

(i)	Issuance. The Committee is authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

(ii)

Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate, provided that in order for a Participant who is an Employee to vest in Awards of Restricted Stock or Restricted Stock Units where vesting is based solely on continued service, the Participant must remain in the employ of the Company or an Affiliate for a period of not less than three years commencing on the date of grant of the Award, subject to Section 9 hereof and subject to relief for specified reasons as may be approved by the Committee.

(iii)

Registration. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and when delivered to the Participant shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv)

Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service for any reason during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units still subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such Restricted Stock shall become Released Securities, subject to the Company’s collection of all applicable withholding taxes.

(c)	Performance Awards.

(i)	In General. The Committee is authorized to grant Performance Awards to Participants (including, without limitation, Performance Bonuses and Long-Term Performance Awards described in Sections

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6(c)(ii) and (iii)). Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock or Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee, provided that a performance period shall be at least one year, subject to Section 9 hereof.

(ii)

Performance Bonuses. The Committee is authorized to grant Performance Bonuses to Participants with the following terms and conditions, and with such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall determine:

(a)	Performance Cycles. The Committee shall establish the applicable Performance Cycle for each Performance Bonus awarded under the Plan on or before the award date.

(b)

Eligible Participants. For Awards intended to be performance-based compensation under Section 162(m) of the Code, within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall determine the Participants who will be eligible to receive a Performance Bonus under the Plan for the Performance Cycle.

(c)	Performance Measures; Targets; Award Criteria.

(i)

For Awards intended to be performance-based compensation under Section 162(m) of the Code, within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Amount payable to each Participant; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee shall also set forth the threshold level of performance, based on objective factors, that must be attained during the Performance Cycle before any Performance Bonus will vest and become payable and the percentage of the target amount that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

(ii)

The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii)

For Awards intended to be performance-based compensation under Section 162(m) of the Code, the Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount payable to any Participant with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the amount of the Performance Bonus payable to any other Participant.

(d)

Payment, Certification. For Awards intended to be performance-based compensation under Section 162(m) of the Code, no Performance Bonus will vest with respect to any Participant until the Committee certifies in writing the level at which each applicable Performance Measure has been attained for the Performance Cycle. In determining the level of attainment of each such Performance Measure, the Committee may, in its discretion, include or exclude any unusual, infrequent or nonrecurring items, as determined in accordance with GAAP, any event listed in Section 4(c) and the cumulative effect of changes in the law, regulations or accounting rules, and may determine not later than 90 days after the commencement of a Performance Cycle (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code and Treasury Regulations promulgated thereunder), and while the attainment of the applicable Performance Measures remains substantially uncertain, to include or exclude, among other items, one or more of the following items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management: (A) asset impairments or write-downs; (B) litigation

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expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by the Company or its Affiliates; (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable Performance Cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates and (G) expenses incurred in connection with a refinancing of the Company’s or its Affiliates’ debt.

(e)

Form and Time of Payment. Performance Bonuses shall be paid in cash or Shares, as determined by the Committee. All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Code), except to the extent that payment has been deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Section 409A of the Code, in which case the terms of such arrangement shall govern.

(f)

Termination/Waiver. Performance Bonuses shall automatically terminate, and no payment or other consideration shall be due the Participant, if the Performance Measures established for the Performance Bonus are not attained or satisfied. The Committee may, in its sole discretion, waive the cancellation and termination of one or more Performance Bonuses which would otherwise occur upon the cessation of the Participant’s service or the non-attainment of the Performance Measures applicable to the Performance Bonus, but only in the event of the Participant’s death or Permanent Disability or as otherwise provided in Section 9(b). Any such waiver shall result in the immediate vesting of the Participant’s interest in the Performance Bonus as to which the waiver applies. For Awards intended to be performance-based compensation under Section 162(m) of the Code, the amount of any Performance Bonus denominated in dollars as to which such waiver applies shall be appropriately discounted, in accordance with the applicable requirements of the Section 162(m) of the Code and the Treasury Regulations thereunder, to reflect the time value of money in the event such Performance Bonus is to be paid prior the applicable payment date determined in accordance with Section 6(c)(ii)(e) above.

(g)

Section 162(m) of the Code. For Performance Bonuses awarded that are intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, this Section 6(c)(ii) shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations, and the Plan shall be operated so that the Company may take a full tax deduction for Performance Bonuses. If any provision of this Plan or any Performance Bonus would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(iii)

Long Term Performance Awards. The Committee may grant Long Term Performance Awards under the Plan in the form of Performance Units, Restricted Stock Units or Restricted Stock to any Participant who the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Agreement, subject to the provisions below:

(a)	Performance Cycles. The Committee shall establish the applicable Performance Cycle for each Long Term Performance Award made under the Plan on or before the award date.

(b)

Eligible Participants. For Awards intended to be performance-based compensation under Section 162(m) of the Code, within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall determine the Participants who will be eligible to receive a Long Term Performance Award for the Performance Cycle.

(c)	Performance Measures; Targets; Award Criteria.

(i)

For Awards intended to be performance-based compensation under Section 162(m) of the Code, within the earlier of (i) 90 days after the commencement of a Performance Cycle and (ii) the first twenty-five percent (25%) of the Performance Cycle, and while the attainment of the applicable Performance Measures remains substantially uncertain, the Committee shall fix and establish in writing (A) the Performance Measures that shall apply to that Performance Cycle; (B) with respect to Performance Units, the Target Amount payable to each Participant per Performance Unit; (C) with respect to each Restricted Stock Unit or Restricted Stock Award, the Target Vesting Percentage for the Shares subject to that Award; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee

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shall also set forth the threshold level of performance, based on objective factors, that must be attained during the Performance Cycle before any Long Term Performance Award will vest and become payable, and the percentage of each Performance Unit Award that will vest and become payable and the percentage of each performance-based Restricted Stock Unit or Restricted Stock Award that will vest and become payable upon attainment of various levels of performance that equal or exceed the required threshold level.

(ii)

The Committee may, in its discretion, select Performance Measures that measure the performance of the Company or one or more business units, divisions or subsidiaries of the Company. The Committee may select Performance Measures that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

(iii)

For Awards intended to be performance-based compensation under Section 162(m) of the Code, the Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Long Term Performance Awards payable to any Participant with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Long Term Performance Award of another Participant.

(d)

Payment, Certification. For Awards intended to be performance-based compensation under Section 162(m) of the Code, no Long Term Performance Award will vest with respect to any Participant until the Committee certifies in writing the level at which each applicable Performance Measure has been attained for the Performance Cycle. In determining the level of attainment of each such Performance Measure, the Committee may, in its discretion, include or exclude any unusual, infrequent or nonrecurring items, as determined in accordance with GAAP, any event listed in Section 4(c) and the cumulative effect of changes in the law, regulations or accounting rules), and may determine not later than 90 days after the commencement of a Performance Cycle (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code and Treasury Regulations promulgated thereunder), and while the attainment of the applicable Performance Measures remains substantially uncertain, to include or exclude, among other items, one or more of the following items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management: (A) asset impairments or write-downs; (B) litigation expenses, judgments, verdicts and settlements; (C) accruals for reorganization and restructuring programs; (D) the income, gain or loss attributable to the operations of any business acquired by the Company or its Affiliates; (E) the income, gain or loss attributable to one or more business operations or the assets thereof that are the subject of divestiture during the applicable Performance Cycle; (F) the effect of foreign currency fluctuations or changes in exchange rates and (G) expenses incurred in connection with a refinancing of the Company’s or its Affiliates’ debt.

(e)

Form and Time of Payment. Long Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the Award Agreement. Performance-based Restricted Stock Units and Restricted Stock will be paid in full Shares; provided, however, that the Committee shall retain the discretion to cause any Performance-based Restricted Stock Units to be settled in cash rather than Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All such Long Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long Term Performance Awards are no longer subject to a substantial risk of forfeiture (as determined for purposes of Code Section 409A), except to the extent that payment is deferred under the terms of a duly authorized deferred compensation arrangement that complies with the applicable requirements of Code Section 409A, in which case the terms of such arrangement shall govern.

(f)

Committee Discretion. The Committee may in its discretion waive the surrender and cancellation of one or more unvested Long Term Performance Awards which would otherwise occur upon the cessation of the Participant’s service or the non-attainment of the Performance Measures applicable to that Award, but only in the event of the Participant’s death or Permanent Disability or as otherwise provided in Section 9(b). Any such waiver shall result in the immediate vesting of the Participant’s interest in the Award to which the waiver applies. The amount of any Long Term Performance Award denominated in dollars as to which such waiver applies shall be appropriately discounted, in accordance with the applicable requirements of the Section 162(m) of the Code and the Treasury Regulations thereunder, to reflect the time value of money in the

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event such Long Term Performance Award is to be paid prior the applicable payment date determined in accordance with Section 6(c)(iii)(e) above.

(g)

Section 162(m) of the Code. For Long Term Performance Awards that are intended to be “performance-based compensation” for purposes of Section 162(m) of the Code, this Section 6(c)(iii) shall be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations with respect to Long Term Performance Awards, and the Plan shall be operated so that the Company may take a full tax deduction for Long Term Performance Awards. If any provision of this Plan or any Long Term Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(d)

Stock Appreciation Rights. The Committee is authorized to grant two types of Stock Appreciation Rights under the Plan: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

(i)

Tandem Rights. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Committee may establish; provided that the initial vesting schedule for Tandem Rights shall provide for vesting over a service period of no less than one year, other than in the case of death or Permanent Disability, to elect between the exercise of the underlying Option for Shares or the surrender of that Option in exchange for a distribution from the Company in an amount equal to the excess of (i) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested Shares. No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Participant shall accordingly become entitled shall be made in Shares valued at Fair Market Value on the Option surrender date or in cash or in a combination of the two, as determined by the Committee.

(ii)

Stand-Alone Rights. One or more individuals eligible to participate in the Plan may be granted a Stand-alone Right not tied to any underlying Option. The Stand-alone Right shall relate to a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee may establish; provided that the initial vesting schedule for Stand-alone Rights shall provide for vesting over a service period of no less than one year, other than in the case of death or Permanent Disability. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (ii) the aggregate base price in effect for those shares. The number of Shares underlying each Stand-alone Right and the base price in effect for those Shares shall be determined by the Committee in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying Share on the grant date. The distribution with respect to an exercised Stand-alone Right may be made in Shares valued at Fair Market Value on the exercise date, in cash or in a combination of the two, as determined by the Committee. The Committee shall have the authority to provide, in the applicable Award Agreement, for the automatic exercise of a vested Stand-alone Right with a base price per Share that is less than the Fair Market Value of a Share on the last day of the term.

(e)	General.

(i)	No Cash Consideration for Awards. Participants shall not be required to make any cash payment for the granting of an Award except for such minimum consideration as may be required by applicable law.

(ii)

Awards May Be Granted Separately or Together. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award or benefit granted under any other plan or arrangement of the Company or any Affiliate.

(iii)

Prohibition on Repricing. The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per Share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in cash, equity securities of the Company or in the form of any other Award under the Plan, except in connection with a Change in Control transaction, or pursuant to an equitable adjustment under Section 4(c), or (iii) otherwise reduce the exercise price or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan (except in

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connection with an equitable adjustment under Section 4(c)), without in each such instance obtaining the approval of the Company’s shareholders.

(iv)

Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.

(v)

Dividend Equivalents or Interest. Subject to the terms of the Plan and any applicable Award Agreement, a Participant, including the recipient of a deferred Award, shall, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends or interest or Dividend Equivalents, with respect to the Shares covered by the Award. The Committee may provide that any such amounts shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the award of Dividend Equivalents or dividends, a Participant shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt. Notwithstanding the foregoing, no dividends or Dividend Equivalents relating to Awards subject to performance-vesting conditions shall vest or otherwise become payable prior to the time the underlying Award (or portion thereof to which such dividend-equivalents relate) vests upon the attainment of the applicable performance goals and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award in the event the performance-vesting conditions are not satisfied.

(vi)

Limits on Transfer of Awards. No Award (other than Released Securities) or right thereunder shall be assignable or transferable by a Participant, other than (unless limited in the Award Agreement) by will or the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company), except that a Non-Qualified Option or Stock Appreciation Right may be transferred by gift to any member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members, if permitted in the applicable Award Agreement; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries with respect to any Award to exercise the rights of the Participant, and to receive any property distributable, upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law by the Participant’s guardian or legal representative unless it has been transferred in a permitted transfer under the Plan or Award Agreement to a member of the holder’s immediate family or to a trust for the benefit of one or more of such immediate family members, in which case it shall be exercisable only by such transferee. For the purposes of this provision, a holder’s “immediate family” shall mean the holder’s spouse or former spouse and any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such holder. No Award (other than Released Securities), and no right under any such Award, may be pledged, attached or otherwise encumbered other than in favor of the Company, and any purported pledge, attachment, or encumbrance thereof other than in favor of the Company shall be void and unenforceable against the Company or any Affiliate.

(vii)	Term of Awards. Except as otherwise expressly provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(viii)

No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have any right to acquire any Shares, cash or other property subject to such Award, until and unless such recipient shall have executed an agreement or other instrument accepting the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(ix)

Withholding. The Company or any Affiliate may withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise or any payment under such Award or under the Plan, and take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of

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such taxes. In addition, the Committee may provide one or more Participants with the right to direct the Company to withhold, from the Shares otherwise issuable upon the exercise of an Option or Stock Appreciation Right or upon the issuance of fully-vested Shares (whether pursuant to Restricted Stock, Restricted Stock Units, or Performance Awards or otherwise), a portion of those Shares with an aggregate Fair Market Value equal to the percentage of the applicable withholding taxes (not to exceed one hundred percent (100%)) designated by the Participant; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income, or as otherwise approved by the Committee.

(x)

Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(xi)

No Right to Employment or Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Nothing in the Plan or any Award Agreement shall limit the right of the Company or an Affiliate at any time to dismiss a Participant from employment or service, free from any liability or any claim under the Plan or the Award Agreement.

(xii)

Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania and applicable Federal law.

(xiii)

Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(xiv)

No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(xv)

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(xvii)

Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any Stock Exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(xvii)	Conflict with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

(xviii)

Disclaimer. Although it is the intent of the Company that this Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 162(m), 409A and 422 of the Code: (a) the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 162(m), 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

(xvix)

Clawback. Any Award granted under the Plan, and the right to receive and retain any Shares or cash payments covered by such Award, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of the

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Company in effect on the date of the Award or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.

Section 7. Amendment and Termination

(a)

Amendments to the Plan. The Board (or any authorized committee thereof) may amend or modify the Plan at any time. However, no such amendment or modification shall materially adversely affect the rights and obligations with respect to any Award at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Company’s common stock is at the time primarily traded. Finally, the Board shall not have the authority to amend Section 6(e)(iii) without obtaining the approval of the Company’s shareholders.

(b)

Amendments to Awards. Except as provided in Section 6 or 9, the Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Award theretofore granted, prospectively or retroactively, provided that the Participant’s consent shall be required with respect to any suspension, discontinuation or termination of an Award or any amendment or alteration, that would materially impair the rights of such Participant.

(c)

Adjustments of Awards Upon Certain Acquisitions. In the event the Company or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another company, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate.

(d)

Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

(e)

Termination of the Plan. The Board may terminate the Plan at any time; provided, however, that all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the Award Agreement evidencing those Awards.

Section 8. Additional Conditions to Enjoyment of Awards.

(a)

The Committee may cancel any unexpired, unpaid or deferred Awards if at any time the Participant is not in compliance with all applicable provisions of the Award Agreement, the Plan and the following conditions:

(i)

A Participant shall not render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Committee or, if delegated by the Committee to the Chief Executive Officer, in the judgment of such Officer, is or becomes competitive with the Company or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Company or any Affiliate. Such judgment shall be based on the Participant’s positions and responsibilities while employed by the Company or an Affiliate, the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company or an Affiliate and the other organization or business, the effect on customers, suppliers and competitors of the Participant’s assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances. The Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a

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recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to the Participant or a greater than 1% equity interest in the organization or business.

(ii)

Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company’s business, any secret or confidential information, knowledge or data, relating to the business of the Company or an Affiliate in violation of his or her agreement with the Company or the Affiliate.

(iii)

A Participant, pursuant to his or her agreement with the Company or an Affiliate, shall disclose promptly and assign to the Company or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or the Affiliate and shall do anything reasonably necessary to enable the Company or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

(b)

Notwithstanding any other provision of the Plan, the Committee in its sole discretion may cancel any Award at any time prior to the exercise thereof, if the employment of the Participant shall be terminated, other than by reason of death, unless the conditions in this Section 8 are met.

(c)

Failure to comply with the conditions of this Section 8 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause the exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two years (or such other period set forth in the Award Agreement) after such exercise payment or delivery and within 10 days after receiving such notice, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery rescinded. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery.

(d)

Upon exercise, payment or delivery pursuant to an Award, the Committee may require the Participant to certify on a form acceptable to the Committee, that he or she is in compliance with the terms and conditions of the Plan.

(e)	Each Award granted pursuant to the Plan on or after March 16, 2010, shall be subject to the terms of any recoupment or clawback policy adopted by the Company, as amended from time to time.

(f)	Nothing herein shall be interpreted to limit the obligations of a Participant under his or her employee agreement or any other agreement with the Company.

Section 9. Change in Control

(a)

Unless otherwise provided for in an Award Agreement and to the extent not inconsistent with Section 10 hereof, upon a Change in Control (as defined in Section 9(c) below) the Committee may, prior to the Change in Control provide for the accelerated vesting of any Awards as follows:

(i)

If and to the extent that outstanding Awards under the Plan (1) are assumed by the successor corporation (or an affiliate of the successor) or continued or (2) replaced with equity awards that preserve the existing value of the awards at the time of the Change in Control and provide for substitute payout in accordance with a vesting schedule and Performance Measures, as applicable, that are the same or more favorable to the Participant than the vesting schedule and Performance Measures applicable to the awards, then all such Awards or such substitutes for such Awards shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(ii)

If and to the extent that outstanding Awards under the Plan are not assumed, continued or replaced in accordance with Section 9(a)(i) above, then upon the Change in Control the Committee may provide for any of the following treatment for such Awards: (1) outstanding Options and SARs shall immediately vest and become exercisable; and/or (2) the restrictions and other conditions applicable to outstanding Restricted Shares and Restricted Share Units, including vesting requirements shall immediately lapse; provided, however, that any Awards as to which vesting depends upon the satisfaction of one or more Performance Measures shall immediately vest and become payable based upon the level of attainment of the Performance Measures as of the Change in Control date and pro-ration based on the time elapsed in the applicable performance period as of the Change in Control date. Such Awards shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code).

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(iii)

If and to the extent that outstanding Awards under the Plan are not assumed, continued or replaced in accordance with Section 9(a)(i) above, then in connection with the applicable treatment set forth Section 9(a)(ii) above, then the Committee may, in its sole discretion, upon advance notice to the affected Participants, provide for cancellation of such outstanding Awards and the alternative payment of the amount owed to the Participant, if any, under Section 9(a)(ii) at the time of the Change of Control and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof) an amount equal to the excess of the fair market value of the Shares payable under the Award, based on the price per Share received or to be received by other shareholders of the Company in such a transaction or such other value as determined by the Board (the “Transaction Fair Market Value”), over the exercise price of the Award, or make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding Award in settlement of such Award; provided that, in the case of an Option or Stock Appreciation Right with an exercise price that equals or exceeds the Transaction Fair Market Value, the Board may cancel such Options or Stock Appreciation Right without payment or consideration therefor.

Any such action taken shall be performed in accordance with the applicable provisions of the Code and treasury regulations issued thereunder so as not to affect the tax status of (A) any Award intended to qualify as an Incentive Stock Option under Section 422 of the Code, unless the Committee determines otherwise, (B) any Award intended to comply as performance-based compensation under Section 162(m) of the Code, unless the Committee determines otherwise, or (C) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Committee will be final, conclusive and binding for all purposes of this Plan.

(b)

The Committee shall have the discretionary authority to structure one or more Awards so that those Awards and the underlying Shares shall automatically vest (or vest and become issuable or exercisable as to fully-vested Shares) in whole or in part immediately upon the occurrence of a Change in Control followed by the subsequent termination of the Participant’s employment or service by reason of an involuntary termination (including a constructive termination) within a designated period following the effective date of that Change in Control transaction. The Plan Administrator’s authority under this Section 9(b) shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to this Section may result in their loss of performance-based status under Code Section 162(m).

(c)	Except as otherwise provided in the applicable Award Agreement, a Change in Control shall have occurred in the event that:

(i)

a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Sections 13(d)(3) of the 1934 Act, other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan of the Company or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of 50% or more of the then outstanding voting stock of the Company;

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new Board member whose election by the Company’s Board or whose nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Board members then still in office who either were Board members at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any Board member whose election was approved (A) in connection with an actual or threatened proxy contest or threatened solicitation of proxies or (B) through the use of any proxy access procedures set forth in the Company’s organizational documents) cease for any reason to constitute a majority of the Board members then in office;

(iii)

all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, and in substantially the same proportion as owned immediately prior to the transaction, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company);

(iv)	the closing of a shareholder-approved sale of all or substantially all of the assets of the Company;

(v)	the consummation of a liquidation or dissolution of the Company; or

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(vi)

the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept.

Notwithstanding anything to the contrary, any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur before the consummation or effectiveness of a change in control (e.g., upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control).

Section 10. Section 409A

Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and the following provisions shall apply, as applicable and as required by Section 409A:

(a)

If a Participant is a Specified Employee (as determined in accordance with Section 409A of the Code and the procedures established by the Company) for purposes of Section 409A of the Code and a payment subject to Section 409A of the Code (and not excepted therefrom) to the Participant is due upon a termination of employment with the Company that constitutes a “separation from service” (within the meaning of Section 409A of the Code), such payment shall be delayed for a period of six months after the date of the Participant’s Separation from Service. Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable Award Agreement.

(b)

For purposes of Section 409A of the Code, and to the extent applicable to any Award under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A of the Code and shall be interpreted and construed accordingly. Whether a Participant has had a Separation from Service shall be determined by the Committee based on all of the facts and circumstances and, to the extent applicable to any Award, in accordance with the guidance issued under Section 409A of the Code. For this purpose, a Participant shall be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent of the average level of bona fide services performed during the immediately preceding thirty-six month period or such other applicable period as provided by Section 409A of the Code.

(c)

The grant of Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A of the Code shall be granted under terms and conditions consistent with Treasury Regulation Section 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A of the Code.

Section 11. Effective Date of the Plan

The Plan was originally effective as of December 7, 2005 (the “Effective Date”), and was subsequently amended and restated effective as of March 16, 2010 and February 28, 2014. This Amendment and Restatement is effective as of March 24, 2016 (“Restatement Effective Date”), subject to the approval of the Company’s shareholders at the May 5, 2016 Annual Meeting. If the Plan, as amended and restated, is not so approved at the May 5, 2016 Annual Meeting, then the Plan as in effect immediately prior to such Annual Meeting shall remain in effect.

Section 12. Term of the Plan

No Award shall be granted under the Plan after March 24, 2026 but unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted shall continue to remain outstanding in accordance with their terms beyond such date.

A-16    KOPPERS HOLDINGS INC. - 2016 Proxy Statement

Koppers Holdings Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 THROUGH 4.

1.	PROPOSAL FOR ELECTION OF DIRECTORS												+
	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Cynthia A. Baldwin	☐	☐	☐	02 - Leroy M. Ball, Jr.	☐	☐	☐	03 - Sharon Feng	☐	☐	☐

	04 - David M. Hillenbrand	☐	☐	☐	05 - Albert J. Neupaver	☐	☐	☐	06 - Louis L. Testoni	☐	☐	☐

	07 - Stephen R. Tritch	☐	☐	☐	08 - T. Michael Young	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	PROPOSAL TO APPROVE OUR AMENDED AND RESTATED 2005 LONG TERM INCENTIVE PLAN.	☐	☐	☐	3.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

4.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X 2 7 3 8 3 1 2	+

02BCMC

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 5, 2016.
The Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.proxydocs.com/KOP

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Koppers Holdings Inc.

ANNUAL MEETING OF SHAREHOLDERS – MAY 5, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Michael J. Zugay and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 22, 2016, at the Annual Meeting to be held on May 5, 2016, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Michael J. Zugay and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES AND “FOR” PROPOSALS 2 THROUGH 4.

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)